EXHIBIT 2.1









                          AGREEMENT AND PLAN OF MERGER,

                            DATED AS OF MAY 11, 1999,

                                  BY AND AMONG

                            COX COMMUNICATIONS, INC.,

                             COX CLASSIC CABLE, INC.

                                       AND

                               TCA CABLE TV, INC.

                                TABLE OF CONTENTS
                                                                           Page

ARTICLE ONE

         DEFINITIONS..........................................................1

ARTICLE TWO

         THE MERGER...........................................................2
                  Section 2.1  Merger.........................................2
                  Section 2.2  Conversion of Shares...........................3
                  Section 2.3  Fractional Shares..............................7
                  Section 2.4  Dissenting Shares of Company Common Stock......7
                  Section 2.5  Exchange of Certificates.......................8
                  Section 2.6  Stock Options.................................10

ARTICLE THREE

         REPRESENTATIONS AND WARRANTIES OF COMPANY...........................12
                  Section 3.1  In General....................................12
                  Section 3.2  Organization and Authority;
                               Capitalization and Ownership of Shares........12
                  Section 3.3  Governmental Authorization; Noncontravention..13
                  Section 3.4  SEC Filings...................................14
                  Section 3.5  Financial Statements; Undisclosed Liabilities.15
                  Section 3.6  Material Adverse Changes......................15
                  Section 3.7  Information Regarding the Business............16
                  Section 3.8  Title to and Condition of Assets..............17
                  Section 3.9  Litigation; Judgments, etc....................18
                  Section 3.10 Labor Contracts...............................18
                  Section 3.11 Finders and Brokers...........................18
                  Section 3.12 Compliance with Laws..........................18
                  Section 3.13 Tax Matters...................................20
                  Section 3.14 Real Property.................................21
                  Section 3.15 Environmental Matters.........................21
                  Section 3.16 Insurance.....................................22
                  Section 3.17 Competitors and Overbuilds....................22
                  Section 3.18 Basic Subscriber Count........................22
                  Section 3.19 Reorganization................................22
                  Section 3.20 Intellectual Property.........................23
                  Section 3.21 Employees, Officers and Directors.............24
                  Section 3.22 Employee Benefits.............................24

                  Section 3.23 Antitakeover Statutes and Rights Agreement....26
                  Section 3.24 Vote Required.................................26
                  Section 3.25 Year 2000 Compliance..........................26
                  Section 3.26 Opinion of Financial Advisor..................27
                  Section 3.27 Contracts.....................................27

ARTICLE FOUR

         REPRESENTATIONS AND WARRANTIES
         OF PARENT AND MERGER SUB............................................27
                  Section 4.1  In General....................................27
                  Section 4.2  Organization and Authority....................27
                  Section 4.3  Governmental Authorization; Noncontravention..28
                  Section 4.4  Litigation....................................29
                  Section 4.5  Finders and Brokers...........................29
                  Section 4.6  Capital Stock.................................29
                  Section 4.7  Transaction Shares............................30
                  Section 4.8  SEC Filings...................................30
                  Section 4.9  Financial Statements..........................30
                  Section 4.10 Reorganization................................30

ARTICLE FIVE

         COVENANTS AND CONDUCT OF BUSINESS AND
         TRANSACTIONS PRIOR TO CLOSING.......................................32
                  Section 5.1  Covenants of Parent and Merger Sub............32
                  Section 5.2  Covenants of Company..........................32
                  Section 5.3  Compliance with HSR Act and Rules.............35
                  Section 5.4  Company Shareholders' Meeting.................36
                  Section 5.5  No Solicitation...............................36
                  Section 5.6  Consents......................................38
                  Section 5.7  Interim Financial Statements..................39
                  Section 5.8  Capital Expenditures..........................39
                  Section 5.9  Affiliates of Parent and Company..............40
                  Section 5.10 Employee Benefits.............................40
                  Section 5.11 Proxy Statement...............................41
                  Section 5.12 Other Parent Transactions.....................42
                  Section 5.13 Directors' and Officers' Indemnification and
                               Insurance.....................................42
                  Section 5.14 Registration and Listing of Parent Class A
                               Common Stock..................................43
                  Section 5.15 Rate and Programming Information..............43
                  Section 5.16 Classic Cable Division........................43
                  Section 5.17 Warrant.......................................43
                  Section 5.18 Donrey Waiver.................................43

ARTICLE SIX

         CONDITIONS OF PARENT'S AND MERGER SUB'S OBLIGATIONS.................43
                  Section 6.1  In General....................................43
                  Section 6.2  Receipt of Consents...........................43
                  Section 6.3  Performance by Company........................44
                  Section 6.4  Truth of Representations and Warranties.......44
                  Section 6.5  Absence of Proceedings........................44
                  Section 6.6  Tax Opinion...................................45
                  Section 6.7  Shareholder Approval..........................45
                  Section 6.8  Registration Statement........................45

ARTICLE SEVEN

         CONDITIONS OF COMPANY'S OBLIGATIONS.................................45
                  Section 7.1  In General....................................45
                  Section 7.2  Performance by Parent and Merger Sub..........45
                  Section 7.3  Truth of Representations and Warranties.......45
                  Section 7.4  Absence of Proceedings........................46
                  Section 7.5  Tax Opinion...................................46
                  Section 7.6  Shareholder Approval..........................46
                  Section 7.7  Registration Statement........................46
                  Section 7.8  Listing of Parent Class A Common Stock on NYSE.46
                  Section 7.9  Exchange Fund.................................46

ARTICLE EIGHT

         CLOSING.............................................................46
                  Section 8.1  Closing.......................................46
                  Section 8.2  Deliveries and Actions by Company.............47
                  Section 8.3  Deliveries by Parent..........................47
                  Section 8.4  Waiver of Conditions..........................48

ARTICLE NINE

         TERMINATION.........................................................48
                  Section 9.1  Termination.  ................................48
                  Section 9.2  Effect of Termination.........................50
                  Section 9.3  Fees and Expenses.............................50

ARTICLE TEN

         PUBLIC STATEMENTS...................................................51
                  Section 10.1  Public Statement and Press Releases..........51
                  Section 10.2  Injunctive Relief and Survival...............52

ARTICLE ELEVEN

         MISCELLANEOUS.......................................................52
                  Section 11.1  Amendments; Waivers..........................52
                  Section 11.2  Entire Agreement.............................52
                  Section 11.3  Binding Effect: Assignment...................52
                  Section 11.4  Construction: Counterparts...................52
                  Section 11.5  Notices......................................53
                  Section 11.6  Governing Law and Venue......................54
                  Section 11.7  Further Actions..............................54
                  Section 11.8  Gender, Tense, Etc...........................54
                  Section 11.9  Severability.................................54
                  Section 11.10 No Third-Party Rights........................55
                  Section 11.11 Nonsurvival of Representations and Warranties.55
                  Section 11.12 Enforcement..................................55

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A                  --       Definitions
Exhibit B                  --       Form of Rule 145 Affiliate Agreement
Exhibit C                  --       List of Cable Systems

SCHEDULES:

Schedule 2.1(d)            --       Directors of Surviving Corporation
Schedule 3.2(a)            --       Company Entities
Schedule 3.2(b)            --       Capitalization and Share Ownership
Schedule 3.2(c)            --       Investment Interests
Schedule 3.3(b)            --       Noncontravention
Schedule 3.6               --       Material Adverse Changes
Schedule 3.7(a)            --       Information Regarding the Business
Schedule 3.9               --       Litigation
Schedule 3.12              --       Rate Regulatory Information
Schedule 3.13              --       Tax Matters
Schedule 3.22              --       Employee Benefits
Schedule 4.6               --       Capitalization of Parent and Merger Sub
Schedule 5.2               --       Exceptions to Company's Negative Covenants

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of May 11, 1999, by and among COX COMMUNICATIONS, INC., a Delaware corporation ("Parent"), COX CLASSIC CABLE, INC., a Delaware corporation and wholly-owned Subsidiary of Parent ("Merger Sub"), and TCA CABLE TV, INC., a Texas corporation (the "Company").

                                   BACKGROUND

A. The boards of directors of Parent, Merger Sub and the Company each have approved this Agreement and have determined that it is in the best interests of their respective stockholders for the Company to merge with and into Merger Sub, upon the terms and subject to the conditions of this Agreement (the "Merger") (unless the Reverse Merger is required pursuant to Section 2.1).

B. The parties intend the Merger to be carried out in accordance with the provisions of Section 368(a) of the Code (as defined herein), in order to qualify the Merger as a reorganization within the meaning thereof (unless the Reverse Merger is required pursuant to Section 2.1).

C.       Parent,   Merger   Sub  and  the   Company   desire  to  make   certain
         representations, warranties, covenants and agreements in connection with the Merger.

D. Parent and Merger Sub have required, as a condition to their willingness to enter into this Agreement, that certain shareholders of the Company enter into the Voting Agreement (as defined herein) concurrently with the execution and delivery of this Agreement.

         NOW,  THEREFORE,   in  consideration  of  the  mutual  representations,
warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE ONE

                                   DEFINITIONS

         Exhibit A to this Agreement sets forth the definitions of certain capitalized terms used in this Agreement and an index to capitalized terms defined elsewhere in this Agreement. All such capitalized terms shall have such meanings as so defined when used in this Agreement.

                                   ARTICLE TWO

                                   THE MERGER

         Section 2.1       Merger.

                  (a) Structure of the Merger. Except as otherwise provided in this Section 2.1(a), and subject to the terms and conditions of this Agreement, the Company shall be merged with and into Merger Sub in accordance with the DGCL and the TBCA, the separate existence of the Company shall cease, and Merger Sub shall be the Surviving Corporation. Upon the consummation of the Merger on the terms and conditions of this Agreement, the Surviving Corporation shall succeed to all the rights, assets, liabilities and obligations of the Company and Merger Sub in accordance with the provisions of the DGCL and the TBCA. In the event that all of the conditions set forth in Article Six and Article Seven (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) have been satisfied or waived in accordance with the terms of this Agreement, other than (i) the condition set forth in Section 6.6 that Parent shall have received the tax opinion referenced therein, or (ii) the condition set forth in
Section 7.5 that the Company shall have received the tax opinion referenced therein, then, subject to the other terms and conditions of this Agreement, the parties acknowledge and agree that Merger Sub shall be merged with and into the Company in accordance with the DGCL and the TBCA, the separate existence of Merger Sub shall cease, and the Company shall be the Surviving Corporation (the "Reverse Merger"). The parties acknowledge and agree that promptly upon the determination that the Reverse Merger is required pursuant to this Section 2.1(a), the parties shall amend and restate this Agreement in its entirety on the same terms and conditions as set forth herein, other than such terms and conditions that relate to the form of the Merger and the tax implications with respect thereto, which shall be revised accordingly.

                  (b) Consummation of Merger. At the Closing, the parties shall cause the Merger to be consummated by duly filing with (i) the Secretary of State of Delaware a properly executed certificate of merger in accordance with the provisions of the DGCL and (ii) the Secretary of State of Texas properly executed articles of merger in accordance with the provisions of the TBCA. Such certificate of merger and articles of merger shall collectively be referred to herein as the "Certificate of Merger." In accordance with the DGCL, the TBCA and the terms of the Certificate of Merger, the Merger shall be effective at the time and date which is (A) the later of (i) the date and time of the filing of the certificate of merger with the Secretary of State of Delaware (or such other time as may be specified in such certificate as may be permitted by law) and
(ii) the date and time of the filing of the articles of merger with the Secretary of State of Texas (or such other time as may be specified in such articles as may be permitted by law) or (B) such other time and date as Parent and the Company may agree (such time and date being hereinafter referred to respectively as the "Effective Time" and the "Effective Date").

                  (c) Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub, as in existence immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with its terms and as provided by law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with their terms and the terms of the certificate of incorporation of the Surviving Corporation and as provided by law.

                  (d) Directors and Officers. The initial directors of the Surviving Corporation shall be as set forth on Schedule 2.1(d) from and after the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation from and after the Effective Time, all such persons to serve as directors or hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.

         Section 2.2 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company Common Stock or any shares of common stock of Merger Sub:

                  (a) Conversion of Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock of the Surviving Corporation.

                  (b) Cancellation of Stock. Each share of Company Common Stock that is owned by the Company or any other Company Entity, as treasury stock or otherwise ("Excluded Shares"), shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (c) Consideration for Company Common Stock. Subject to Section 2.4, each issued and outstanding share of Company Common Stock (other than Dissenting Shares and Excluded Shares) shall, at the election of the holder thereof, be converted into (i) the right to receive 0.3709 of a fully paid and nonassessable share of Parent Class A Common Stock (the "Preferred Per Share Stock Amount") and the right to receive $31.25 in cash, without interest (the "Preferred Per Share Cash Amount"), or (ii) the right to receive 0.7418 of a fully paid and nonassessable share of Parent Class A Common Stock (the "All Stock Amount"), subject to adjustment as provided in Section 2.2(h), or (iii) the right to receive $62.50 in cash, without interest (the "All Cash Amount"), subject to adjustment as provided in Section 2.2(g). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with Section 2.5 the Preferred Per Share Stock Amount and the Preferred Per Share Cash Amount or the All Stock Amount or All Cash Amount as adjusted in accordance with Section 2.2(g) and
Section 2.2(h). The consideration to be received in the Merger under this Article Two for one share of Company Common Stock shall be referred to herein as the "Consideration."

                  (d) Maximum Parent Shares and Maximum Cash Amount. The aggregate maximum number of shares of Parent Class A Common Stock into which shares of Company Common Stock may be converted pursuant to this Section 2.2 shall be 19,212,620 (the "Maximum Parent Shares"). The aggregate maximum amount of cash into which shares of Company Common Stock may be converted pursuant to this Section 2.2 shall be $1,618,675,000 (the "Maximum Cash Amount").

                  (e) Available Elections. Each record holder (or beneficial owner through appropriate and customary documentation and instructions) of shares of Company Common Stock shall be entitled either (i) to elect to receive the Preferred Per Share Cash Amount and the Preferred Per Share Stock Amount for each such share of Company Common Stock (a "Preferred Election"), or (ii) to elect to receive the All Stock Amount for each such share of Company Common Stock (an "All Stock Election"), or (iii) to elect to receive the All Cash Amount for each such share of Company Common Stock (an "All Cash Election") or
(iv) to indicate that such record holder has no preference as to the Preferred Election, the All Stock Election or the All Cash Election with respect to such holder's shares of Company Common Stock (a "Non-Election," and any Preferred Election, All Stock Election, All Cash Election or Non-Election shall be referred to herein as an "Election"); provided, however, that no holder of Dissenting Shares shall be entitled to make an Election. The All Cash Elections and the All Stock Elections are subject to adjustment in accordance with the provisions of Sections 2.2(g) and 2.2(h). All such Elections shall be made on a form furnished by Parent for that purpose (a "Form of Election") and reasonably satisfactory to the Company. If more than one certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (a "Certificate") shall be surrendered for the account of the same holder, the number of shares of Parent Class A Common Stock, if any, to be issued to such holder in exchange for the Certificates which have been surrendered shall be computed on the basis of the aggregate number of shares of Company Common Stock represented by all of the Certificates surrendered for the account of such holder. Holders of record of shares of Company Common Stock who hold such shares of Company Common Stock as nominees, trustees or in other representative capacities (each, a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all shares of Company Common Stock held by such Representative for a particular beneficial owner.

                  (f) Preferred Elections and Non-Elections. All holders of shares of Company Common Stock who have made the Preferred Election or the Non-Election shall receive the Preferred Per Share Stock Amount and the Preferred Per Share Cash Amount in respect of each share of Company Common Stock held by them. The Maximum Cash Amount, minus the amount of cash to be paid to holders of shares of Company Common Stock who have made the Preferred Election or the Non-Election minus an amount reasonably reserved by Parent to pay amounts determined to be owing to the holders of Dissenting Shares shall be referred to hereinafter as the "Remaining Cash Amount," and the Maximum Parent Shares minus the number of shares of Parent Class A Common Stock to be issued to holders of shares of Company Common Stock who have made the Preferred Election or the Non-Election shall be referred to hereinafter as the "Remaining Parent Shares".

                  (g) Excess All Cash Elections. If the aggregate amount of cash that would be payable pursuant to All Cash Elections would exceed the Remaining Cash Amount, then:

                           (i) Each share of Company Common Stock with respect to which an All Stock Election shall have been made shall be converted into the right to receive the All Stock Amount; and

                           (ii) Each share of Company Common Stock with respect to which an All Cash Election shall have been made shall be converted into the right to receive:

                                    (A) the  amount in cash,  without  interest,
                  equal to the product of (1) the All Cash Amount and (2) a fraction (the "Cash Fraction"), the numerator of which shall be the Remaining Cash Amount and the denominator of which shall be the aggregate amount of cash that would be payable pursuant to All Cash Elections but for the limitation on such amount set forth in Section 2.2(d) above; and

                                    (B) that  percentage  of a share  of  Parent
                  Class A Common Stock equal to the product of (1) the All Stock Amount and (2) a fraction equal to one minus the Cash Fraction.

                  (h) Excess All Stock Elections. If the aggregate number of shares of Parent Class A Common Stock that would be issuable pursuant to All Stock Elections would exceed the Remaining Parent Shares, then:

                           (i) Each share of Company Common Stock with respect to which an All Cash Election shall have been made shall be converted into the right to receive the All Cash Amount; and

                           (ii) Each share of Company Common Stock with respect to which an All Stock Election shall have been made shall be converted into the right to receive:

                                    (A) the  number of shares of Parent  Class A
                  Common Stock equal to the product of (1) the All Stock Amount and (2) a fraction (the "Stock Fraction"), the numerator of which shall be the Remaining Parent Shares and the denominator of which shall be the aggregate number of shares of Parent Class A Common Stock that would be issuable pursuant to All Stock Elections but for the limitation on such number set forth in Section 2.2(d) above; and

                                    (B) the  amount in cash,  without  interest,
                  equal to the product of (1) the All Cash Amount and (2) a fraction equal to one minus the Stock Fraction.

                  (i) Exchange Agent. Prior to the mailing of the Proxy Statement, Parent shall appoint First Chicago Trust Company of New York (or if First Chicago Trust Company of New York is unwilling or unable to act or to act upon commercially reasonable terms, any other bank or trust company mutually acceptable to the Company and Parent) to act as exchange agent (the "Exchange Agent") for the payment of the Consideration.

                  (j) Making of Elections. Elections shall be made by holders of shares of Company Common Stock by delivering the Form of Election to the Exchange Agent. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by no later than 5:00 p.m. (New York City time) on the last Business Day prior to the Company Shareholders' Meeting, if the Effective Time is reasonably expected by the Company and Parent to occur at least three but no more than five Business Days following such Company Shareholders' Meeting (the "Election Deadline") (provided that if the Effective Time is not reasonably expected to occur at least three but no more than five Business Days following the Company Shareholders' Meeting, Parent and the Company shall agree to a later date and time, reasonably expected to be at least four Business Days prior to the Effective Time as the Election Deadline (and shall reset such date if necessary so that the Election Deadline is at least three Business Days before the Effective Time) and shall publish appropriate advance notice of such Election Deadline). Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The good faith decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. A Form of Election with respect to Dissenting Shares shall not be valid. The Exchange Agent shall also make all computations contemplated by this Section 2.2 and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock in the absence of manifest error. Any Form of Election may be changed or revoked prior to the Election Deadline.

                  (k) Failed or Defective Elections. For the purposes hereof, a holder of shares of Company Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (including a holder who submits and then revokes his or her Form of Election and does not resubmit a Form of Election which is timely received by the Exchange Agent) shall be deemed to have made a Non-Election. If any Form of Election is defective in any manner such that the Exchange Agent cannot reasonably determine the election preference of the shareholder submitting such Form of Election, the purported Cash Election or Stock Election set forth therein shall be deemed to be of no force and effect and the shareholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

                  (l) Delivery of Forms of Election. A Form of Election shall be included with or mailed contemporaneously with each copy of the Proxy Statement mailed to shareholders of the Company in connection with the Company Shareholders' Meeting. Each of Parent and the Company shall use its reasonable best efforts to mail or otherwise make available the Form of Election to all persons who become holders of shares of Company Common Stock during the period between the record date for the Company Shareholders' Meeting and the Election Deadline.

                  (m) Adjustment of Consideration. Upon consummation of the Stock Split, the Preferred Per Share Stock Amount shall automatically be increased to 0.7418, the All Stock Amount shall automatically be increased to
1.4836 and the Maximum Parent Shares shall automatically be increased to 38,425,240. If between the date hereof and the Effective Time, the outstanding shares of Parent Class A Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares (other than the Stock Split), or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Consideration shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

         Section 2.3 Fractional Shares. No fractional shares of Parent Class A Common Stock shall be issued in the Merger. In lieu of any such fractional securities, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Class A Common Stock upon surrender of Certificates for exchange pursuant to this Agreement will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Class A Common Stock issued pursuant to this Article Two. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (a) the number of whole shares of Parent Class A Common Stock delivered to the Exchange Agent by Parent over (b) the aggregate number of whole shares of Parent Class A Common Stock to be distributed to holders of shares of Company Common Stock (such excess, the "Excess Shares"), and the Exchange Agent, as agent for the former holders of shares of Company Common Stock, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. Until the net proceeds of such sale have been distributed to the former holders of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for such former holders of Company Common Stock (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to the former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders.

         Section 2.4 Dissenting Shares of Company Common Stock. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who have not voted such shares of Company Common Stock in favor of the adoption of this Agreement and approval of the Merger and who shall have properly exercised their right to dissent from the Merger in accordance with, and shall have complied with all other applicable requirements of, Articles 5.11, 5.12 and 5.13 of the TBCA (the "Dissenting Shares") shall not be converted into the right to receive the Consideration or any cash in lieu of fractional shares of Parent Class A Common Stock, as provided herein, at or after the Effective Time, but instead shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the TBCA, unless and until the holder of such Dissenting Shares shall have failed to comply with the requirements of Articles 5.11, 5.12 and 5.13 of the TBCA or shall have effectively withdrawn or lost such right to dissent from the Merger and demand payment of the "fair value" of the Dissenting Shares held by such holder. If after the Effective Time, such holder of Dissenting Shares shall have so failed to comply with the requirements of Articles 5.11, 5.12 and 5.13 of the TBCA or shall have effectively withdrawn or lost such right to dissent from the Merger and demand payment of the "fair value" of the Dissenting Shares held by such holder, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall be converted into and represent solely the right to receive the Consideration without any interest thereon, as provided in Section 2.5 hereof. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as may otherwise be required by applicable law, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

         Section 2.5       Exchange of Certificates.

                  (a) Exchange Agent and Exchange Fund. Prior to the Effective Time, Parent shall retain the Exchange Agent to exchange the Certificates that immediately prior to the Effective Time represented outstanding shares (other than Excluded Shares and Dissenting Shares) of Company Common Stock for the Consideration. At the Effective Time, Parent will make available to the Exchange Agent the Consideration (the "Exchange Fund").

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of shares of Company Common Stock whose shares were converted pursuant to Section 2.2 into the right to receive the Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Exchange Agent shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Class A Common Stock that the holder is entitled to receive under this Article Two, and (B) a check in the amount (after giving effect to any required tax withholding) of the cash portion of the Consideration that the holder is entitled to receive under this Article Two and any unpaid dividends (other than stock dividends), and the Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued with respect to any consideration deliverable upon due surrender of the Certificates. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment may be made to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this

Section 2.5, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive upon such surrender the certificate representing shares of Parent Class A Common Stock and any dividend or distribution in respect of those shares and the cash portion, if any, of the Consideration. In the case of Certificates representing Dissenting Shares, each Certificate representing Dissenting Shares shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive the fair value of such Dissenting Shares pursuant to the TBCA.

                  (c) No Further Ownership Rights in Company Common Stock. The payment to be made to holders of Certificates upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such shares of Company Common Stock, and (except with respect to Dissenting Shares) following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.5, subject to applicable law in the case of Certificates representing Dissenting Shares. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided by law.

                  (d) Lost, Stolen or Destroyed Certificates. If any Certificates shall have been lost, stolen or destroyed, then payment shall be made in accordance with this Section 2.5 in exchange for such lost, stolen or destroyed Certificates, upon the delivery to the Exchange Agent of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and an indemnity in form reasonably satisfactory to the Surviving Corporation (and, if required by the Surviving Corporation in the case of a Certificate representing more than 10,000 shares of Company Common Stock, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as an indemnity) against any claim that may be made against the Exchange Agent or the Surviving Corporation or otherwise with respect to such Certificate.

                  (e)  Termination  of Exchange Fund and  Fractional  Securities
Fund. Any portion of the Exchange Fund made available to the Exchange Agent pursuant to Section 2.5(a) or the Fractional Securities Fund that remains undistributed to holders of Certificates for one year after the Effective Time shall be delivered by the Exchange Agent to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Section 2.5 shall thereafter only look to Parent for payment of their claim. Notwithstanding the foregoing, neither Parent, the Company nor the Surviving Corporation shall be liable to any former holder of shares of Company Common Stock for any cash held by Parent or the Exchange Agent for payment pursuant to this Section 2.5 delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by the holders of Certificates five years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

                  (f) Rule 145 Affiliates. Certificates surrendered for exchange by any Person constituting a Rule 145 Affiliate of the Company shall not be exchanged for the Consideration until Parent has received a written agreement from such Person as provided in Section 5.9.

                  (g) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Parent in respect of Parent Class A Common Stock and the record date for that dividend or other distribution is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Class A Common Stock issuable under this Agreement. No dividends or other distributions in respect of the Parent Class A Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article Two. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the certificates representing whole shares of Parent Class A Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Class A Common Stock and not previously paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of Parent Class A Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender, less the amount of any withholding taxes which may be required thereon. For purposes of dividends or other distributions in respect of shares of Parent Class A Common Stock, all shares of Parent Class A Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

         Section 2.6       Stock Options.

                  (a) Non-Employee Directors Stock Options. Each non-employee director who holds outstanding stock options (the "Director Options") under the Amended and Restated Non- Employee Directors' Stock Option Plan (the "Directors Plan") shall be entitled to elect either (i) to receive at the Effective Time from the Surviving Corporation an amount in cash equal to the product of (A) the number of shares of Company Common Stock previously subject to the Director Option and (B) the excess of the All Cash Amount over the exercise price per share of Company Common Stock previously subject to the Director Option or (ii) to have the holder's Director Options be assumed by Parent and each such Director Option deemed to constitute an option to acquire, generally on the same terms and conditions as were applicable under such Director Option prior to the Effective Time, the number of shares of Parent Class A Common Stock (using the All Stock Amount) as the holder of such Director Option would have been entitled to receive pursuant to the Merger in respect of such Director Option had such holder exercised such Director Option in full immediately prior to the Effective Time, at the exercise price per share equal to the exercise price per share applicable to such Director Option; provided, that the number of shares of Parent Class A Common Stock that may be purchased upon exercise of any such Director Options shall not include any fractional shares and, upon exercise of any such Director Options, a cash payment shall be made for any fractional shares based upon the last sale price per share of Parent Class A Common Stock on the trading day immediately preceding the date of exercise. Within ten Business Days after the Effective Time, Parent shall cause to be delivered to each holder of an outstanding Director Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Director Options (as adjusted to the extent provided herein) shall continue in effect on the terms and conditions specified in the Directors Plan. Parent shall or shall cause the Surviving Corporation to assume the Directors Plan, and to make any amendments thereto as may be necessary or appropriate to implement the provisions of this Section 2.6(a). Parent shall cause Parent Class A Common Stock subject to Director Options to be registered under the Securities Act. Parent has reserved sufficient shares of Parent Class A Common Stock to satisfy its obligations under this Section 2.6(a).

                  (b) Employee Stock Options. Each employee of the Company Entities holding stock options (the "Stock Options") under the Company Amended and Restated Incentive Stock Option Plan (the "Option Plan") outstanding at the Effective Time shall be entitled to elect either (i) to receive at the Effective Time from the Surviving Corporation an amount in cash equal to the product of
(A) the number of shares of Company Common Stock previously subject to the Stock Option and (B) the excess of the All Cash Amount over the exercise price per share of Company Common Stock previously subject to the Stock Option or (ii) to receive at the Effective Time an award of restricted stock under the Parent's Long Term Incentive Plan ("LTIP") for the number of shares of Parent Class A Common Stock to which the holder would be entitled if the shares of Company Common Stock previously subject to the Stock Option were converted into the right to receive the All Stock Amount and reduced by the number of shares of Parent Class A Common Stock having the fair market value as of the Effective Time equal to the aggregate exercise price of the Stock Option to which the shares of Company Common Stock were previously subject. The restricted stock issued hereunder shall be vested at the end of a three year period beginning on the date of issuance, subject to acceleration of vesting upon death or disability.

                  (c) Other Stock Option Arrangements. The Company shall use its reasonable best efforts to obtain the written consent of each employee of a Company Entity who has an agreement pursuant to which Company Common Stock is to be issued on or after the Effective Time as a bonus upon achievement of certain performance targets. Such written consent shall permit the substitution of Parent Class A Common Stock for Company Common Stock, in the same proportion as the All Stock Amount bears to the number of shares of Company Common Stock to which such employee would have been entitled with such other reasonable changes as the Company shall determine necessary to reflect the terms of the transactions contemplated hereby.

                  (d)  Consents.  The form of any  consent  required  under this
Section 2.6, which may be contingent on the payments or awards provided herein, must be reasonably satisfactory to Parent. The Company shall provide to Parent copies of such consents at least ten Business Days prior to the Closing Date.

                                  ARTICLE THREE

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Section 3.1 In General. The Company, subject to the disclosures set forth in the Schedules hereto, makes the representations and warranties set forth below in this Article Three to Parent and Merger Sub to induce Parent and Merger Sub to enter into this Agreement.

         Section 3.2 Organization and Authority; Capitalization and Ownership of Shares.

                  (a) Company Entities. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas. Schedule 3.2(a) sets forth a list of all Subsidiaries of the Company (together with the Company, the "Company Entities") and their respective jurisdictions of organization and identifies the Company's direct or indirect percentage ownership interest therein. Each of the Company Entities is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, partnership or other similar powers required to carry on its business as now conducted, other than such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company Entities is duly qualified to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary, with such exceptions, individually or in the aggregate, as have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite power and authority to execute and deliver this Agreement and the Voting Agreement and all of the other agreements, documents, instruments and certificates contemplated by, and executed and delivered by it pursuant to, this Agreement (its "Related Agreements") and perform its obligations under this Agreement, the Voting Agreement and its Related Agreements. The execution, delivery and performance by the Company of this Agreement, the Voting Agreement and its Related Agreements have been duly authorized by the Company, and the board of directors of the Company has recommended approval and adoption of this Agreement and the Merger by the Company's shareholders. This Agreement and the Voting Agreement are, and each of the Company's Related Agreements will be at Closing, a valid and binding agreement of the Company enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity. Complete and correct copies of each Company Entity's articles or certificate of incorporation and bylaws or other applicable governing instruments, all as amended to date, and of the stock ledgers of each Company Entity have been delivered or made available to Parent.

                  (b) Capitalization and Share Ownership. The authorized capital stock of the Company consists of (i) 120,000,000 shares of Company Common Stock, of which 49,862,277 shares were outstanding as of the close of business on the day prior to the date hereof, (ii) 60,000 shares of Series A Junior Participating Preferred Stock, par value $1.00 per share ("the Series A Preferred Stock"), of which no shares were outstanding as of the close of business on the day prior to the date hereof, and (iii) 4,940,000 shares of preferred stock, par value $1.00 per share, of which no shares were outstanding as of the close of business on the day prior to the date hereof. All outstanding shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of the Company is entitled to preemptive rights. There are no options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock) from the Company, other than (w) the issuance of up to a maximum of 3,250,000 shares of Company Common Stock pursuant to the Directors Plan and the Option Plan and other Stock Option arrangements, (x) the issuance of up to a maximum of 60,000 shares of Series A Preferred Stock pursuant to the Company Rights Agreement, (y) the issuance of up to a maximum of 600,000 shares of Company Common Stock pursuant to the Warrant issued to the Stephens Group, Inc. pursuant to the Financial Advisory Agreement dated as of May 1, 1996 between Stephens Group, Inc. and the Company (the "Warrant") and (z) the Contracts set forth on Schedule 3.2(b). From the close of business on the day prior to the date hereof until the execution of this Agreement, the Company has not issued any capital stock or any options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock) other than the issuance of shares of Company Common Stock pursuant to options referred to in clause (w) above that were outstanding as of the close of business on the day prior to the date hereof. Except as set forth on Schedule 3.2(b), all outstanding shares of capital stock of, or other equity or voting interest in, the Company Entities (other than the Company) are owned by the Company or another Company Entity, free and clear of all Liens (other than Permitted Stock Restrictions and such liens as are described in clause (d) of the definition of "Permitted Liens"), and no Person has any right to acquire any shares of capital stock of, or other equity or voting interest in, any of the Company Entities (other than the Company).

                  (c) No Other Subsidiaries. Except as set forth in Schedule 3.2(c), none of the Company Entities owns or has the right or obligation to acquire voting securities or other ownership interests in any other Person, other than the Company Entities (the "Investment Interests"). Such Investment Interests are owned free and clear of any and all Liens, other than Permitted Liens and Liens arising (i) pursuant to the constituent documents of such entities in which the Company Entities own such Investment Interests and (ii) the other agreements relating thereto listed on Schedule 3.7(a).

         Section 3.3       Governmental Authorization; Noncontravention.

                  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than: (i) notices to, or consents or waivers from, the relevant Franchising Authorities in respect of the Franchises (the "Franchise Consents"), and the FCC in connection with a change of control of the holder of the FCC licenses of the Company Entities or the assignment of such FCC Licenses ("License Consents"); (ii) the filing of a certificate of merger with respect to the Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which Merger Sub is qualified to do business; (iii) the filing of articles of merger with respect to the Merger with the Secretary of State of Texas; (iv) compliance with any applicable requirements of the HSR Act; (v) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, whether state or foreign; and (vi) any actions or filings the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or materially impair or delay the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (b) Except as set forth on Schedule 3.3(b), the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) contravene, conflict with or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company; (ii) assuming compliance with the matters referred to in Section 3.3(a), contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree;
(iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which any Company Entity is entitled under (A) any provision of any agreement or other instrument binding upon any Company Entity or (B) any license, franchise, permit, certificate, approval or other similar authorization held by, or affecting, or relating in any way to, the assets or business of, any Company Entity; or (iv) result in the creation or imposition of any Lien on any asset of any Company Entity, other than such exceptions in the case of clauses (ii), (iii) and (iv) as would not be, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or materially impair or delay the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (c) Notwithstanding anything to the contrary in this Section 3.3, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require the consent or other approval of any other Person under, or require any other action by or in respect of, the Partnership Agreements or the Management Agreements.

         Section 3.4       SEC Filings.

                  (a) The Company has filed all reports (including proxy statements) and registration statements required to be filed with the SEC since October 31, 1998 (collectively, the "Company SEC Reports").

                  (b) As of its filing date, each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

                  (c) As of its filing date, each Company SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (d) Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 3.5       Financial Statements; Undisclosed Liabilities.

                  (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Reports fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

                  (b) There are no liabilities or obligations of the Company or any other Company Entity of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, other than:

                           (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in Company SEC Reports filed prior to the date hereof;

                           (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since January 31, 1999; or

                           (iii) liabilities or obligations that, individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.6 Material Adverse Changes. Except as disclosed in Schedule 3.6, and except as contemplated or permitted by this Agreement, since January 31, 1999 the business of each Company Entity has been operated in the ordinary course and consistent with past practices and there has not occurred:

                  (a)      any Company Material Adverse Effect;

                  (b) any salary or compensation increases to any employee of the Company Entities or any changes to or creation of any Benefit Plan, except in the ordinary course of business consistent with past practices;

                  (c) any material amendment or any termination of any Franchise or System Right;

                  (d) any increase in indebtedness for borrowed money incurred by any Company Entity, nor any incurrence of any other obligation or liability (fixed or contingent) except in the ordinary course of business and consistent with past practices;

                  (e) any proceeding with respect to a merger, consolidation, liquidation or reorganization of any Company Entity other than such proceedings relating to this Agreement or other than a reincorporation or a holding company merger that results in the Company's shareholders owning all of the equity interests in the surviving corporation;

                  (f) any loan or advance in excess of $100,000 made by any Company Entity to any Person (other than a Company Entity), including any of their respective officers, directors, employees and Affiliates;

                  (g) any change in the prices or pricing policies with respect to any of the services of the Company Entities, except in the ordinary course of business; or

                  (h) any agreement by any of the Company Entities to take any of the actions described in the foregoing.

         Section 3.7       Information Regarding the Business.

                  (a)      In General.  Schedule 3.7(a) to this Agreement sets
                                        forth:

                           (i) a listing of all franchises, ordinances and the like pursuant to which a Governmental Authority has granted any of the Company Entities permission to provide cable television services to subscribers within a given area ("Franchises"), all FCC licenses and all business licenses (except for those business licenses of a nature generally and routinely required to be obtained and maintained by businesses operating in any state or jurisdiction in which such Company Entity conducts business), material easements, material permits or other material evidences of approval of third parties or any Governmental Authority or administrative body (the "System Rights") held by any of the Company Entities, to which any of the Company Entities is a party, or to or by which any of the Company Entities is subject or bound, as of the date hereof;

                           (ii) the approximate total number of miles of fully completed and operational trunk and distribution cable, the approximate number of miles of aerial plant and the approximate number of miles of underground plant of each Cable System as of the date hereof;

                           (iii) the approximate number of homes passed by each Cable System as of the date hereof as provided in the Company Entities' regularly prepared monthly subscriber reports; and

                           (iv) the bandwidth capacity(ies) of each Cable System specified in MHz as of the date hereof and the approximate number of plant miles corresponding to each bandwidth.

True and complete copies of all the documents referenced in Schedule 3.7(a) have been delivered or made available by the Company to Parent (including all amendments and modifications thereto).

                  (b) Status of Franchises and System Rights. With such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) each of the Franchises and System Rights is valid, in full force and effect and enforceable in accordance with its terms (except, in each such case, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and remedies and general principles of equity, including limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether performance or injunctive relief is sought in a proceeding at law or in equity); (ii) such Company Entity as is a party thereto has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations under the Franchises and System Rights; (iii) there has not occurred any breach by such Company Entity as is a party thereto or by any other party thereto, under any of the Franchises or System Rights;
(iv) neither such Company Entity as is a party thereto nor any other party thereto, is in arrears in the performance or satisfaction of its obligations under any of the Franchises or System Rights and no waiver or indulgence has been granted any of the parties thereto; (v) none of the Governmental Authorities that has issued any Franchise or System Right has notified any of the Company Entities in writing (A) of its intent to modify, revoke, terminate or fail to renew any such Franchise or System Right, now or in the future, or
(B) that any of the Company Entities is in violation of the terms of any such Franchise or System Right, and no action has been threatened with respect thereto; and (vi) there is not pending any proceeding, application, petition, objection or other pleading with any Governmental Authority that questions the validity of any Franchise or System Right or which presents a substantial risk that, if accepted or granted, would result in the revocation, cancellation, suspension or any adverse modification of any Franchise or System Right. No Person (including any Governmental Authority) has any right to acquire any interest in the business of the Company Entities or the Assets (including any right of first refusal or similar right), other than rights of condemnation or eminent domain afforded by law or upon the termination of or default under any Franchise.

         Section 3.8       Title to and Condition of Assets.

                  (a) Title to Assets. Except for Permitted Liens and for such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company Entities have good and marketable title to all of the Assets, free and clear of all Liens.

                  (b) Condition of Tangible Personal Property. To the knowledge of the Company, the Tangible Personal Property is in good operating condition and repair, ordinary wear and tear excepted. The Tangible Personal Property has been constructed and maintained and has been and is being operated in accordance with all applicable Legal Requirements, Franchises, System Rights and Contracts, except for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.9 Litigation; Judgments, etc. As of the date hereof, except as is disclosed in Schedule 3.9, except for proceedings affecting the cable television industry generally, and except for lawsuits being defended by the Company's insurance carriers for which there is adequate coverage, there are no lawsuits or legal proceedings pending or to the Company's knowledge threatened against, and no judgments or orders outstanding against or otherwise specifically related to, any Company Entity or any Company Entity's officers, directors or shareholders, in each case which individually or in the aggregate have had or could reasonably be expected to have a Company Material Adverse Effect or could materially and adversely affect the ability of the Company to perform its obligations under this Agreement.

         Section 3.10 Labor Contracts. As of the date hereof, there are no collective bargaining agreements, and no contracts or agreements with labor unions, relating to, involving or affecting the employees of the Company Entities to which any Company Entity is a party or by which it is bound, and no Company Entity has any obligation to bargain with any labor organization with respect to any such persons.

         Section 3.11 Finders and Brokers. Except for the agreement (the "Advisor Agreement") with Donaldson, Lufkin & Jenrette Securities Corporation (the "Advisor") pursuant to which Parent and/or the Company is obligated to pay fees to the Advisor upon consummation of the Closing hereunder, a copy of which has been delivered or made available to Parent, or will be delivered to Parent promptly upon execution, (i) no Company Entity has entered into any contract, arrangement or understanding with any Person which may result in an obligation of Parent or any Company Entity to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading up to this Agreement or the consummation of the transactions contemplated by this Agreement, and (ii) to the knowledge of the Company, there is no claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         Section 3.12      Compliance with Laws.

                  (a)      In General.

                           (i) Except with respect to the regulatory status of the Company Entities under, or the Company Entities' compliance with, the FCC rules implementing the rate regulation provisions of the Communications Act (as to which the Company Entities make no representations and warranties in this Agreement other than in Section 3.12(b)), the

         Company Entities have complied with, and are in compliance with, and the Company Entities have constructed, maintained and operated, and are constructing, maintaining and operating, their respective businesses in compliance with, all applicable laws, including the Communications Act, the Copyright Act of 1976, as amended (the "Copyright Act"), the rules, regulations and policies of the FCC, the U.S. Copyright Office and the Register of Copyrights (in each case as the same are currently in effect), except for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.12, a request for renewal has been filed timely under Section 626(a) of the Communications Act with the proper Governmental Authority with respect to all Franchises expiring within 36 months after the date hereof.

                           (ii) With such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all reports, notices, forms and filings, and all fees and payments, required to be given to, filed with, or paid to, any Governmental Authority by any Company Entity under all applicable laws have been timely and properly given and made by such Company Entity and are complete and accurate, in each case as required by applicable law, including (A) all cable television registration statements, periodic reports and aeronautical frequency usage notices, (B) reports and filings required by the FAA, and (C) for each relevant semiannual reporting period, with the U.S. Copyright Office, all required Statements of Account in true and correct form and copyright royalty fee payments in correct amounts relating to the carriage of television broadcast signals and other programming.

                           (iii) With such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no Company Entity has received any written notice from any Governmental Authority or any other Person that it or its business, or any Company Entity's ownership and operation of its business, is in violation of any applicable law.

                  (b) Rate Regulation Information. Schedule 3.12 contains an accurate description of each Company Entity's business under the FCC rules implementing the rate regulation provisions of the Communications Act, described by FCC community unit, that sets forth (i) whether the local franchising authority has been certified to regulate the rates for the basic tier and equipment, (ii) whether any complaints have been filed subjecting such business' rates for cable programing services to regulation by the FCC in such community unit and, if so, the date of the first such complaint for each rate increase,
(iii) the actions that have been taken in anticipation of or response to regulation for each community unit, including rate changes initiated and forms filed with the local franchising authorities or the FCC, as the case may be, and
(iv) the status of the regulatory response. The Company has delivered or made available to Parent (A) complete and correct copies of all FCC Forms 1200, 1210, 1220, 1235, 1240 and 1205 (including channel listings indicating going forward channels and the date such channels were added) filed between November 1, 1994 and the date hereof with the local franchising authorities and/or the FCC with respect to each Company Entity's business, (B) complete and correct copies of all local franchising authority accounting orders or other local franchising authority rate orders, (C) complete and correct copies of all FCC rate orders, (D) complete and correct copies of all local franchising authority actions taken with respect to the most recent rate increase, and (E) complete and correct copies of all material correspondence from and/or to any Governmental Authority from November 1, 1994 through the date hereof in connection with the foregoing or relating to rate regulation generally or specific rates charged to subscribers to each Company Entity's business.

         Section 3.13      Tax Matters.

                  (a) Except as disclosed in Schedule 3.13 and with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Entity has filed timely all Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all Tax Returns of each Company Entity filed after the date hereof and prior to the Closing will be made in accordance with applicable Legal Requirements and will be consistent with the past practices of such Company Entity and will be true, correct and complete in all material respects, (iii) each Company Entity has timely paid and will pay all Taxes which have become due and payable or which will become due and payable as shown on any Tax Return referred to in the foregoing two clauses, and (iv) all Taxes payable by or with respect to any Company Entity with respect to any taxable period, or portion thereof, ending on or prior to January 31, 1999 have been fully paid or adequate provision therefor has been made and reflected on the financial statements in the Company SEC Reports.

                  (b) Except as disclosed in Schedule 3.13, and with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) no Company Entity has received written notice of any proposed or determined Tax deficiency or assessment from any Taxing Governmental Authority, (ii) there are no audits, examinations, requests for information or other administrative proceedings pending with respect to any Company Entity and adequate provision for Taxes with respect to the audits, examinations or other proceedings set forth on Schedule
3.13 has been made and reflected on the financial statements in the Company SEC Reports, (iii) there are no outstanding agreements or waivers by or with respect to any Company Entity that extend the statutory period of limitations applicable to any federal, state or local Tax Returns or Taxes for any period, and (iv) no Company Entity has entered into any closing agreements or other agreements with any Governmental Authority relating to the payment of Taxes by such Company Entity which if not timely paid or discharged may result in the imposition of any Lien on any of the Assets, and there are no Liens for Taxes on the assets of any Company Entity, except for Liens arising by operation of law for Taxes not yet due. There will be no Tax allocation or Tax sharing agreement in effect on the Effective Date under which any Company Entity may be liable, and no Company Entity is liable for any unpaid Taxes of any Person (other than the Company Entities) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

                  (c) The Company has made available to Parent, or within 15 days following the execution of this Agreement will make available to Parent, copies of all income Tax Returns filed by the Company Entities after December 31, 1995.

         Section 3.14 Real Property. The Company Entities have good and marketable fee title (in the case of owned real property) and valid leasehold interests (in the case of leased real property) to or in all material real property owned, leased or otherwise used in the operation of the business of the Company Entities (the "Real Property"). Except for such failures as have not had or are not reasonably expected to have a Company Material Adverse Effect, all Real Property (including the improvements located thereon) (i) is in reasonable operating condition and repair consistent with its present use, (ii) is available for immediate use in the conduct of the business or operations of the Company Entities, (iii) complies with all applicable building or zoning codes or restrictive covenants and the regulations of any Governmental Authority having jurisdiction, and (iv) has full legal and practical access to public roads or streets and has all utilities and services necessary for the proper and lawful conduct and operation of the business of the Company Entities as presently utilized.

         Section 3.15      Environmental Matters.

                  (a) Except as have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse
Effect:

                           (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any Environmental Law; and

                           (ii) the Company Entities are and have been in compliance with all Environmental Laws and all Environmental Permits.

                  (b) For purposes of this Section 3.15, the terms "Company" and "Company Entity" shall include any entity that is, in whole or in part, a predecessor of the Company or any Company Entity.

                  (c) For purposes of this Section 3.15, (i) "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, and (ii) "Environmental Permits" means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of any Governmental Authority relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries as currently conducted.

         Section 3.16 Insurance. The Assets and the business of each Company Entity (other than cable plant) are insured against claims, loss or damage in amounts generally customary in the cable television industry (or any other industry in which such Company Entity operates) and consistent with the Company Entities' past practices. All such policies are with financially sound insurers and are in full force and effect.

         Section 3.17 Competitors and Overbuilds. With such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and except for the Cable Systems, (i) there are no operating cable television systems in all or any portion of the areas for which any Company Entity holds a Franchise, (ii) no Person has been granted by any Franchising Authority or any other governmental cable television licensing agency, and no Person has submitted a proposal for the issuance by any Franchising Authority or any other governmental cable television licensing agency, of any franchise, permit, license, authorization, contract or right, pursuant to which such Person in either case is or may become entitled to operate a cable television system or multi-channel multi-point distribution system, in all or any portion of the areas for which any Company Entity holds a Franchise, (iii) there are no multi-point distribution systems or multi-channel multi-point distribution systems, wireless cable systems or satellite master antenna systems operating in all or any portion of the areas for which any Company Entity holds a Franchise, and to the knowledge of the Company, no party intends or is seeking to construct or operate any of the foregoing and (iv) there has not been any overbuilding of any Cable System by another cable television system.

         Section 3.18 Basic Subscriber Count. The number of Basic Subscribers was not less than 864,919 as of October 31, 1998, not less than 861,591 as of January 31, 1999 and not less than 867,050 as of March 31, 1999.

         Section 3.19      Reorganization.

                  (a) The Company will not, and will not cause or permit any Company Entity to, take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Company will report the Merger for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                  (b) Immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the Company's net assets and at least 70% of the fair market value of the Company's gross assets as of the beginning of the Company's 1999 fiscal year determined in accordance with Revenue Procedure 77-37, as amended, taking into account amounts used to pay Merger expenses, any redemptions or distributions other than regular dividends, and all other payments or transfers of assets made in connection with the transactions contemplated by this Agreement.

                  (c) On the Closing Date, the fair market value of the assets of the Company transferred to Merger Sub in the Merger will exceed the amount of liabilities to which such transferred assets are subject and any other liabilities assumed by Merger Sub in the Merger.

                  (d) There is no indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired or will be settled at a discount.

                  (e) The Company is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

                  (f) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  (g) The liabilities of the Company assumed by Merger Sub and the liabilities to which the transferred assets of the Company are subject were incurred in the ordinary course of the business of the Company.

                  (h) The Company will not cause an extraordinary distribution with respect to Company Common Stock to occur in connection with the Merger. The Company also has not participated, and in connection with the Merger, will not participate, in a redemption or acquisition of the Company Common Stock made by the Company or a Person related to the Company. Any reference to the Company includes a reference to any successor or predecessor of the Company, except that Parent is not treated as a successor of the Company. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 of the Code (without regard to the exceptions in Section 1504(b) of the Code) or they are related as described in Section 304(a)(2) of the Code (disregarding Treasury Regulations
Section 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition.

                  (i) The fair market value of the Parent Class A Common Stock and other consideration received by each holder of the Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange.

                  (j) The Company and the holders of the Company Common Stock will pay their respective expenses, if any, incurred in connection with the Merger.

         Section 3.20 Intellectual Property. With such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Entities owns or has a valid license to use each trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "Intellectual Property") necessary to carry on its business substantially as currently conducted. No Company Entity has received any notice of infringement of or conflict with, and to the knowledge of the Company, there are no infringements of or conflicts with, the rights of any Person with respect to the use of any Intellectual Property that, in either such case, individually or in the aggregate, have had or would be reasonably expected to have, a Company Material Adverse Effect.

         Section 3.21 Employees, Officers and Directors. The Company has delivered or made available, or will deliver or make available within 15 days after the date hereof, a list, accurate in all material respects, of the names and positions of each of the officers, directors and employees (in the case of employees earning at least $25,000 per year) of each Company Entity, and the annual wage, salary and bonus information for such employees as of the date hereof.

         Section 3.22      Employee Benefits.

                  (a) List of Benefit Plans. All of the Company Entities' material Benefit Plans are listed and described in Schedule 3.22 to this Agreement, and complete and accurate copies of (including any amendments to) any such written Benefit Plans (or related insurance policies) have been furnished, or will be made available within 30 days after the date hereof, to Parent, along with copies of any employee handbooks or similar documents describing such Benefit Plans. Any material unwritten Benefit Plans also are listed in Schedule
3.22. Except as disclosed in Schedule 3.22, no Company Entity is a party to or has in effect or to become effective after the date hereof any plan arrangement that will become a Benefit Plan (including, but not limited to, any bonus, cash or deferred compensation, severance, medical, pension, profit sharing or thrift, stock option, employee stock ownership, life or group insurance, death benefit, vacation, sick leave, disability or trust agreement or arrangement), or any amendment to a Benefit Plan.

                  (b) Reporting. The Company Entities have made available to Parent, or will make available within 30 days after the date hereof, the Forms 5500 filed for each of the Benefit Plans (including all attachments and schedules), actuarial reports, summaries of material modifications, summary annual reports, and any other employer notices required to be filed or distributed under ERISA (including governmental filings and descriptions of material changes to Benefit Plans relating to the Company Entities' Benefit Plans for the last three plan years, and the current summary plan descriptions).

                  (c) Compliance. Each Benefit Plan has been administered in compliance with its own terms and in compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Legal Requirements where individually or in the aggregate the failure to comply would not reasonably be likely to have a Company Material Adverse Effect.

                  (d) Multiemployer Plans. No Company Entity nor any Affiliate of any Company Entity is contributing to, is required to contribute to, or has contributed within the last six years to, any Multiemployer Plan, and no Company Entity nor any Affiliate of any Company Entity has incurred within the last six years, or reasonably expects to incur, any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

                  (e) Plan Requirements. At all times on or prior to the Closing, each Benefit Plan, to the extent such Benefit Plan is intended to be tax-qualified, satisfies in all material respects all minimum coverage, minimum participation and non-discrimination requirements, if any, imposed on such Benefit Plan by the applicable terms of the Code and ERISA.

                  (f) Audits. No Company Entity has knowledge of the existence of any governmental inspection, investigation, audit or examination of any Benefit Plan or of any facts that would lead them to believe that any such governmental inspection, investigation, audit or examination is pending or threatened, and there exists no action, suit or claim (other than routine claims for benefits) with respect to any Benefit Plan pending or, to the knowledge of the Company, threatened against any such plan or arrangement, where in any event the liability that would reasonably be expected to result would have a Company Material Adverse Effect.

                  (g) Retiree Coverage. No Company Entity nor any Affiliate of any Company Entity sponsors, maintains or contributes to any Benefit Plan that provides medical or death benefit coverage to former employees of the Company Entities, except to the extent required by Section 4980B of the Code, and other than arrangements between any Company Entity and individual employees that will not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (h)  Qualification  Standards.  With  respect to each  Benefit
Plan: (i) each Benefit Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and, to the knowledge of any Company Entity, no plan amendment that is not the subject of a favorable determination letter would reasonably be expected to result in revocation of a Benefit Plan's letter; (ii) no Benefit Plan is subject to Code
Section 412, Section 302(a)(2) of ERISA or Title IV of ERISA; and (iii) no condition or event exists or is expected to occur that could subject, directly or indirectly, any Company Entity or any Affiliate of any Company Entity to any liability, contingent or otherwise, or the imposition of any lien on the assets of any Company Entity or any Affiliate of any Company Entity under the Code or, whether to the Internal Revenue Service or any other Person.

                  (i) Accelerated Payment; Enhanced Benefits. Except as specifically disclosed on Schedule 3.22, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) result in any payment (including, without limitation, stay bonuses, severance, or unemployment compensation) becoming due to any director or employee of any Company Entity; (ii) result in the accrual by an employee of any Company Entity of a right to receive greater benefits upon termination of employment on or subsequent to the Closing Date; (iii) result in the acceleration of vesting under any Benefit Plan; or (iv) materially increase any benefits otherwise payable under any Benefit Plan.

                  (j) Stock Options. Except for stock options issued and outstanding under (i) the Directors Plan and the Option Plan, as both are defined in Section 2.6 and (ii) the Contracts set forth on Schedule 3.2(b), there are no currently outstanding stock options or other rights extended to employees, directors or independent contractors of any Company Entity or any Affiliate of any

Company Entity that, in their current form and without regard to the transactions contemplated by this Agreement, would grant to such Persons the ability to purchase or otherwise receive stock in any of the Company Entities at any time.

                  (k) Employee Agreements. The Company has delivered or made available to Parent (i) copies of all employment agreements with officers and employees of any of the Company Entities involving payments in excess of $100,000, (ii) copies of any material severance agreements and plans of the Company Entities with or relating to their employees; and (iii) copies of all material plans and agreements of the Company Entities with or relating to their employees; that contain change in control provisions. Schedule 3.22 sets forth a list of all employee agreements described in this Section 3.22(k).

         Section 3.23      Antitakeover Statutes and Rights Agreement.

                  (a) The Company has taken all action necessary to exempt the Merger and this Agreement and the transactions contemplated hereby from the restrictions of Part 13 of the TBCA. No other Texas antitakeover or similar Texas statute or regulation applies or purports to apply to this Agreement or any of the transactions contemplated hereby. No "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under Texas or federal laws apply to this Agreement or any of the transactions contemplated hereby.

                  (b) The Company and the board of directors of the Company have taken all necessary action, without the payment of any consideration to the holders of rights under the Company Rights Agreement or to any other Person, to
(i) render the Company Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, and (ii) provide that (A) neither Parent nor any Parent Subsidiary, including Merger Sub, shall be deemed an "Acquiring Person" (as defined in the Company Rights Agreement) as a result of the execution, delivery and performance of this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby, and (B) no "Distribution Date" (as defined in the Company Rights Agreement) shall be deemed to have occurred as a result of this Agreement or any of the transactions contemplated hereby.

         Section 3.24 Vote Required. The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby is the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the "Company Shareholders' Approval").

         Section 3.25 Year 2000 Compliance. All computer software programs, including all source code, object code and documentation related thereto, hardware, databases, and embedded control systems (collectively, the "Computer Systems") used by any Company Entity are Year 2000 Compliant, except where the failure to be Year 2000 Compliant would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Year 2000 Compliant" means that the Computer Systems (i) accurately process date and time data (including calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year calculations and (ii) operate accurately with other software and hardware that use standard date format (4 digits) for representation of the year.

         Section 3.26 Opinion of Financial Advisor. The Company has received an opinion of the Advisor to the effect that, as of the date hereof, from a financial point of view, the Consideration is fair to the holders of Company Common Stock.

         Section 3.27 Contracts. No Company Entity is a party to or bound by (a) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC except as disclosed in the Company SEC Reports) or any agreement, contract or commitment that would be such a "material contract" but for the exception for contracts entered into in the ordinary course of business, or (b) any non-competition agreement or any other agreement or obligation which materially limits or will materially limit any Company Entity (or after the Merger, Parent, Merger Sub or any Affiliate thereof) from engaging in the business of providing cable television, telephony or data transmission services. With such exceptions as, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect, (i) each of the contracts, agreements and commitments of the Company Entities is valid and in full force and effect and (ii) none of the Company Entities has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any such contract, agreement or commitment. To the knowledge of the Company, no counterparty to any such contract, agreement or commitment has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default or other breach under the provisions of, such contract, agreement or commitment, except for defaults or breaches which, individually or in the aggregate, have not had, or would not reasonably be expected to have a Company Material Adverse Effect. None of the Company Entities is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions which are not material to the business of the Company. The Company has delivered or made available to Parent a copy of each agreement described in items (a) and (b) above.

                                  ARTICLE FOUR

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Section 4.1 In General. Parent and Merger Sub, subject to the disclosures set forth in the Schedules hereto, each makes the following representations and warranties set forth below in this Article Four to the Company to induce the Company to enter into this Agreement.

         Section 4.2 Organization and Authority. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business, and is in good standing, as a foreign corporation where such qualification is necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub has all requisite power and authority to own and operate its respective properties and to carry on its respective businesses as now conducted. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, the Voting Agreement (as to Parent only) and all of the other agreements, documents, instruments and certificates contemplated by, and executed and delivered by it pursuant to, this Agreement (its "Related Agreements"), and perform its obligations under this Agreement, the Voting Agreement (as to Parent only) and its Related Agreements. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the Voting Agreement (as to Parent only) and its Related Agreements have been duly authorized by each of Parent and Merger Sub and this Agreement and the Voting Agreement (as to Parent only) are, and at the Closing its Related Agreements will be, a valid and binding agreement of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity. Complete and correct copies of each of Parent's and Merger Sub's certificate of incorporation and bylaws, all as amended to date, have been delivered or made available to the Company.

         Section 4.3       Governmental Authorization; Noncontravention.

                  (a) Subject to the receipt by the Company of the Franchise Consents and the License Consents, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than: (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which Merger Sub is qualified to do business;
(ii) the filing of articles of merger with respect to the Merger with the Secretary of State of Texas; (iii) compliance with any applicable requirements of the HSR Act; (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities laws, whether state or foreign; and (v) any actions or filings the absence of which, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect or materially impair or delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

                  (b) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby do not and will not: (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of either Parent or Merger Sub;
(ii) assuming compliance with the matters referred to in Section 4.3(a), contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree; and (iii) require any consent or other action by any Person under, constitute a default under (or an event that, with or without notice or lapse of time or both, would constitute a default), or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under (A) any provision of any agreement or other instrument binding upon Parent or Merger Sub or (B) any license, franchise, permit, certificate, approval or other similar authorization held by, or affecting, or relating in any way to, the assets or business of Parent or Merger Sub, other than such exceptions in the case of clauses (ii) and (iii) as would not be, individually or in the aggregate, reasonably expected to have a Parent Material Adverse Effect or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

         Section 4.4 Litigation. As of the date hereof, except as is disclosed in the Parent SEC Reports filed prior to the date hereof, except for proceedings affecting the cable television, broadband distribution or programming industries generally, and except for lawsuits defended by the Company's insurance carriers for which there is adequate coverage, there are no lawsuits or legal proceedings pending, or to Parent's knowledge threatened, against Parent or any of its Subsidiaries which could materially and adversely affect the ability of Parent or Merger Sub to perform its obligations under this Agreement, nor are there any judgments or orders outstanding against Parent or any of its Subsidiaries that could have such effect.

         Section 4.5 Finders and Brokers. Parent has not entered into any contract, arrangement or understanding with any Person which will result in the obligation of any Company Entity or any shareholder of the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

         Section 4.6       Capital Stock.

                  (a) Parent. The authorized capital stock of Parent is as set forth on Schedule 4.6. All of the outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable. As of the close of business on March 31, 1999, the number of shares of capital stock of Parent issued and outstanding and the number of shares held in the treasury of Parent are as set forth on Schedule 4.6. Except as disclosed in the Parent SEC Reports, all outstanding shares of capital stock of the Significant Subsidiaries (as defined for purposes of Regulation S-X under the Exchange Act) of Parent are owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all liens, charges, encumbrances, claims and options of any nature. As of the close of business on March 31, 1999, there were outstanding options to acquire no more than the number of shares of Parent capital stock set forth on
Schedule 4.6.

                  (b) Merger Sub. The authorized capital stock of Merger Sub is as set forth on Schedule 4.6. All of the outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, the number of shares of capital stock of Merger Sub issued and outstanding and the number of shares held in the treasury of Merger Sub are as set forth on Schedule 4.6. As of the date of this Agreement, there were no outstanding options to acquire shares of capital stock of Merger Sub.

         Section 4.7 Transaction Shares. The shares of Parent Class A Common Stock to be issued pursuant to Article Two will, when issued, be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens; provided, however, that such shares of Parent Class A Common Stock shall be subject to Permitted Stock Restrictions.

         Section 4.8       SEC Filings.

                  (a) Parent has filed all reports (including proxy statements) and registration statements required to be filed with the SEC since December 31, 1998, (collectively, the "Parent SEC Reports").

                  (b) As of its filing date, each Parent SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act, as the case may be.

                  (c) As of its filing date, each Parent SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (d) Each Parent SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 4.9 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Reports fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         Section 4.10      Reorganization.

                  (a) Neither Parent nor Merger Sub will take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, and Parent and Merger Sub will report the Merger for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code.

                  (b) Immediately prior to the Merger, Parent will be in control of Merger Sub, within the meaning of Section 368(c) of the Code.

                  (c) Following the Merger, Parent will cause the Surviving Corporation to continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

                  (d) Parent has no present plan or intention, following the Merger, to liquidate the Surviving Corporation or merge the Surviving Corporation with or into another corporation, or to sell, transfer or otherwise dispose of the stock of the Surviving Corporation or the assets of the Surviving Corporation except for dispositions made in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code.

                  (e) Neither Parent nor Merger Sub is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

                  (f) Following the Merger, the Surviving Corporation will not issue additional shares of its stock that would result in Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

                  (g) Parent will not, in connection with the Merger, repurchase or redeem any of the Parent Class A Common Stock issued to holders of the Company Common Stock either directly or through a related party, and Parent and its related parties will not, in connection with the Merger, otherwise effect such a redemption or acquire Company Common Stock for consideration other than the consideration to be issued to the holders of Company Common Stock in the Merger (nor have they done so). Any reference to Parent includes a reference to any successor or predecessor of Parent, except that the Company is not treated as a predecessor of Parent. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 of the Code (without regard to the exceptions in Section 1504(b) of the Code) or they are related as described in Section 304(a)(2) of the Code (disregarding Treasury Regulations Section 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition.

                  (h) The fair market value of the Parent Class A Common Stock and other consideration received by each holder of the Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange.

                  (i) Parent and Merger Sub will pay their respective expenses, if any, incurred in connection with the Merger.

                  (j) No stock of Merger Sub will be issued in the Merger.

         Section 4.11 Material Adverse Effect. Since December 31, 1998, there has not been any Parent Material Adverse Effect.

         Section 4.12      Environmental Matters.

                  (a) Except as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

                           (i) no  notice,  notification,  demand,  request  for
         information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Parent, is threatened by any
         Governmental Authority or other Person relating to or arising out of any Environmental Law; and

                           (ii) Parent and Merger Sub are and have been in compliance with all Environmental Laws and all Environmental Permits.

                  (b) For purposes of this Section 4.12, the term "Parent" shall include any entity that is, in whole or in part, a predecessor of Parent.

                                  ARTICLE FIVE

                      COVENANTS AND CONDUCT OF BUSINESS AND
                          TRANSACTIONS PRIOR TO CLOSING

         Section 5.1 Covenants of Parent and Merger Sub. From the date hereof through the Closing, without the prior written consent of the Company (which will not be unreasonably withheld or delayed), unless otherwise required or permitted by any other provision of this Agreement or any Related Agreement, (a) neither Parent nor Merger Sub shall take any action that would cause the representations and warranties made by Parent and Merger Sub in this Agreement not to be true, correct and accurate, in all material respects (determined as provided in Section 7.3), as of the Closing, and (b) Parent shall promptly notify the Company of any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either of them prior to the Closing.

         Section 5.2       Covenants of Company.

                  (a) Company's Negative Covenants. From the date hereof through the Closing, without the prior written consent of Parent (which will not be unreasonably withheld or delayed), except for such rate increases as the Company Entities may implement under applicable Legal Requirements and except as set forth on Schedule 5.2 or unless otherwise required or permitted by any other provision of this Agreement or any Related Agreement, the Company shall not, and shall cause the other Company Entities not to:

                           (i) take any action which would cause the representations and warranties made by the Company in this Agreement not to be true, correct and accurate, in all material respects (determined as provided in Section 6.4) as of the Closing;

                           (ii) modify in any material respect, terminate, renew for a period extending past the Termination Date, suspend or abrogate any material Contract; provided, however, that the Company Entities shall be entitled, in the ordinary course of business, to enter into new contracts, agreements, commitments, arrangements or understandings which would involve payments by any of the Surviving Corporation or any Company Entity not in excess of $500,000 individually or $10,000,000 in the aggregate;

                           (iii) (A) terminate any Franchise or material System Right or (B) modify in any material respect, renew for a period extending past the Termination Date, suspend or abrogate any Franchise or material System Right;

                           (iv) except as required by applicable Legal Requirements, change any policy regarding any marketing, subscriber installation or collection practices that are inconsistent in any material respect with such practices of the Company Entities for the periods covered by the Company SEC Reports;

                           (v) dispose of any Assets, except for sales of non-material assets in the ordinary course of business and consistent with past practices (including practices during the periods covered by the Company SEC Reports);

                           (vi) grant or agree to grant any increase in the rates of salaries or compensation payable to employees of the Company Entities (other than as required by law and regularly scheduled bonuses and increases in the ordinary course of business);

                           (vii) amend its articles of incorporation or bylaws or other applicable governing instrument;

                           (viii) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), other than regular quarterly cash dividends not in excess of $0.08 per share per quarter, in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of the Company or any other Company Entity, except for dividends paid by any Company Entity that is, directly or indirectly, wholly-owned by the Company;

                           (ix) adopt a plan or agreement of complete or partial
         liquidation,   dissolution,   merger,   consolidation,   restructuring,
         recapitalization or other material reorganization;

                           (x) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than the issuance of shares of Company Common Stock upon the exercise of stock options in accordance with their present terms;

                           (xi) amend any existing  Benefit Plan or establish or
         adopt  any  new   Benefit   Plan  (other  than  as  required  by  Legal
         Requirements or done in the ordinary course of business);

                           (xii) enter into any new, or amend in any material respect any existing, employment, severance or consulting agreement, sales agency or other Contract with respect to the performance of personal services, except (A) any such new agreement providing for cash compensation of less than $100,000 per annum entered into in the ordinary course of business; and (B) any individuals hired on an at-will basis to replace current employees or to service customer contracts that commence after the date hereof;

                           (xiii) except for capital  expenditures,  which shall
         be governed by Section 5.8, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, other than (A) pursuant to agreements in effect as of the date hereof, or (B) assets having a fair market value not exceeding $5,000,000 in the aggregate (and not involving Basic Subscribers in the aggregate of 1,500 or more);

                           (xiv) incur, assume or guarantee any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; or

                           (xv) enter into or amend in any material respect (A) any joint venture, partnership or other similar arrangement (other than joint ventures, partnerships or similar arrangements involving, in the aggregate, no more than 1,500 Basic Subscribers), (B) any agreement for the provision by one or more third parties of telephony, data or other services through the facilities of one or more of the Cable Systems of any Company Entity, which is exclusive or which cannot be terminated within six months of the Effective Time without any penalty, or (C) any agreement providing for the right to use the facilities of one or more of the Cable Systems of the Company Entities, which is exclusive or which cannot be terminated within six months of the Effective Time without any penalty.

                  (b) Company's Affirmative Covenants. From the date hereof through the Closing, unless otherwise required or permitted by any other provision of this Agreement or any Related Agreement, the Company shall and shall cause the other Company Entities to:

                           (i)      in all material respects operate the
business of each of the Company Entities in the ordinary course of business;

                           (ii) use reasonable efforts to preserve the goodwill and business of the subscribers, customers, advertisers, employees, suppliers and others having business relations with the Company Entities;

                           (iii) continue to construct Governmental Authority-required line extensions and otherwise construct and maintain cable plant for the Cable Systems in the ordinary course of business consistent with past practices, and deliver to Parent a copy of each Company Entity's monthly capital expenditures reports;

                           (iv) maintain or enhance all casualty and liability insurance relating to the business of each of the Company Entities as in effect on the date of this Agreement;

                           (v) file with the FCC all material reports required to be filed under applicable FCC rules and regulations, and otherwise comply in all material respects with all Legal Requirements;

                           (vi) promptly deliver to Parent as they are available true and complete copies of each Company Entity's monthly unaudited operating statements and monthly subscriber or customer reports; and

                           (vii) promptly notify Parent of (A) any circumstance, event or action by any Company Entity or otherwise, the existence, occurrence or taking, as applicable, of which would result in any of the representations and warranties of the Company in this Agreement (i) if specifically qualified by materiality, not being true and complete as so qualified, and (ii) if not qualified by materiality, not being true and correct in all material respects, in each case when made or at the Closing, or (B) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it prior to the Closing.

         Section 5.3 Compliance with HSR Act and Rules. Parent and the Company shall within 15 days after the date hereof file or cause to be filed all necessary Notification and Report Forms (the "HSR Reports") mandated by the HSR Act and the HSR Rules, to be filed by them, or by any other Person as a result of the transactions contemplated by this Agreement and coordinate the filing of such HSR Reports (and exchanging relevant portions of drafts thereof) so as to present all HSR Reports to the FTC and the DOJ at the time selected by the mutual agreement of the Company and Parent. The parties shall use commercially reasonable efforts to respond, or to cause such other Persons to respond, as promptly as reasonably practicable to any inquiries received from the FTC or the Antitrust Division of the DOJ for additional information or documentation and to respond, or to cause such other Persons to respond, as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The parties shall use their respective commercially reasonable efforts to overcome any objections that may be raised by the FTC or the Antitrust Division of the DOJ or any other Governmental Authority having jurisdiction over antitrust matters. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall be required to agree to any prohibition, limitation or other requirements that would (i) prohibit or limit the ownership or operation by such Person or any of its Affiliates of any portion of the business or assets of such Person or any of its Affiliates, or compel such Person or any of its Affiliates to dispose of or hold separate any portion of the business or assets of such Person or any of its Affiliates, or (ii) prohibit such Person or any of its

Affiliates from effectively controlling in any material respect the business or operations of such Person or any of its Affiliates.

         Section 5.4       Company Shareholders' Meeting.

                  (a) The Company shall cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger (the "Company Shareholders' Meeting"). In connection with the Company Shareholders' Meeting, the Company will (i) subject to Section 5.4(b), use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement, the Merger and the other transactions contemplated hereby and (ii) otherwise comply with all Legal Requirements applicable to such meeting.

                  (b) The board of directors of the Company shall not withdraw, or modify in a manner adverse to Parent, its recommendation to its shareholders unless (i) the Company has complied with the terms of Section 5.5 in all material respects, including, without limitation, the requirement in Section 5.5(c) that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) the board of directors of the Company determines in good faith on the basis of the advice of the Company's outside counsel, that it must take such action to comply with its fiduciary duties under applicable Legal Requirements,
(iii) in the case of a withdrawal, modification or change that occurs in the Initial Period, a Superior Proposal is pending at the time the Board of Directors determines to take any such action and (iv) in the case of a withdrawal, modification or change that occurs after the Initial Period, the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action and describing its reasons for taking such action (such notice to be delivered not less than two days prior to the time such action is taken). Unless this Agreement is previously terminated in accordance with Article Nine, the Company shall submit this Agreement to its shareholders at the Company Shareholders' Meeting even if the board of directors of the Company determines at any time after the date hereof that it is no longer advisable or recommends that the Company shareholders reject it.

         Section 5.5       No Solicitation.

                  (a) The Company will not, and will cause the other Company Entities and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of the Company Entities not to, directly or indirectly:

                           (i)      take any action to solicit, initiate,
facilitate or encourage the submission of any Acquisition Proposal;

                           (ii) other than in the ordinary course of business and not related to an Acquisition Proposal or other than as permitted under clause (iv) below, engage in any discussions or negotiations with, or disclose any non-public information relating to any Company Entity or afford access to the properties, books or records of any Company Entity to, any Person who is known by any Company Entity to be considering making, or has made, an Acquisition Proposal;

                           (iii) other than as permitted under clause (iv) below, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company (a "Standstill Agreement");

                           (iv) enter into any letter of intent, contract, agreement, arrangement or other understanding with respect to an Acquisition Proposal (other than a confidentiality agreement as described in item (C) below); provided, that during the Initial Period, the Company may negotiate or otherwise engage in substantive discussions with, and furnish non-public information and provide a waiver or release of a Standstill Agreement (so long as such waiver or release is limited to the Initial Period) to, any Person (a "Third Party") who delivers an Acquisition Proposal that the board of directors of the Company reasonably believes will lead to a Superior
         Proposal  if:  (A) the  Company  has  complied  with the  terms of this
         Section 5.5, including, without limitation, the requirement in Section 5.5(c) that it notify Parent promptly after its receipt of any Acquisition Proposal; (B) the board of directors of the Company determines in good faith, on the basis of advice from the Company's outside counsel, that it must take such action to comply with its fiduciary duties under applicable Legal Requirements; and (C) the Third Party executes a confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Bilateral Nondisclosure Agreement, dated May 6, 1999, by and between Parent and the Company, as amended by Amendment No. 1 to Bilateral Nondisclosure Agreement, dated May 7, 1999, by and between Parent and the Company (the "Confidentiality Agreement"); or

                           (v) take any action to render the Company Rights Agreement inapplicable to any transaction with any Person other than Parent and Merger Sub.

                  (b) Nothing contained in this Agreement shall prevent the board of directors of the Company from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to an Acquisition Proposal; provided that the board of directors of the Company shall not recommend that the shareholders of the Company tender their shares in connection with a tender offer, except to the extent that the board of directors by vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the board of directors of the Company to shareholders under applicable Legal
Requirements, after receiving the advice of outside legal counsel. As used herein, the term "Initial Period" means the 30-day period commencing on the date hereof; provided, however, that if a Third Party delivers an Acquisition Proposal meeting the requirements referred to in clause (a)(iv) above to the Company on any day within the last five days of the Initial Period, the Initial Period shall be extended (with respect to such Third Party only) so that it ends on the date which is five days after the date such Acquisition Proposal is delivered to the Company.

                  (c) The Company will notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, or of any request (other than in the ordinary course of business and not related to an Acquisition Proposal) for non-public information relating to the Company or any other Company Entity or for access to the properties, books or records of the Company or any other Company Entity by any Person who is known to be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a prompt basis (but in any event no later than 24 hours), of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause the other Company Entities and the directors, employees and other agents of the Company and the other Company Entities to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal.

                  (d) The Company will take all action to (i) render the Company Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, and (ii) provide that (A) neither Parent nor any Parent Subsidiary, including Merger Sub, shall be deemed an "Acquiring Person" (as defined in the Company Rights Agreement) as a result of this Agreement or any of the transactions contemplated hereby, and (B) no "Distribution Date" (as defined in the Company Rights Agreement) shall be deemed to have occurred as a result of this Agreement or any of the transactions contemplated hereby.

         Section 5.6       Consents.

                  (a) Receipt of Consents. Subject to the terms and conditions of this Agreement, the Company and Parent will cooperate with each other and use their reasonable best efforts to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement and (iii) obtain and maintain waivers of all Purchase Rights (as defined below). Subject to applicable laws relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company Entities and Parent, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Within five Business Days of the date hereof, the Company will provide to Parent a true and complete list of all Franchise Consents, all License Consents and all rights that any Person may have under the terms of the Franchises to purchase all or any portion of a Cable System as a result of the transactions contemplated hereby

("Purchase Rights"). Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall be required in connection with obtaining the required consents or other approvals referred to in this Section 5.6(a) to agree to any prohibition, limitation or other requirement that would (i) prohibit or limit the ownership or operation by such Person or any of its Affiliates of any portion of the business or assets of such Person or any of its Affiliates, or compel such Person or any of its Affiliates to dispose of or hold separate any portion of the business or assets of such Person or any of its Affiliates, or (ii) prohibit such Person or any of its Affiliates from effectively controlling in any material respect the business or operations of such Person or any of its Affiliates.

                  (b) Franchise Renewals and Extensions. From the date hereof through Closing, the Company shall cause all requests for renewal under Section 626(a) of the Communications Act to be filed with the proper Governmental Authority with respect to any Franchise as soon as practicable after the date which is 36 months prior to the expiration date of any such Franchise (and in no event later than 30 months prior to the expiration date thereof), provided that the Company shall consult with Parent prior to the filing of any such renewal requests (in each case such Franchise is referred to herein as an "Expiring Franchise"). The Company shall (A) cause the Company Entities to use reasonable best efforts to have the respective Governmental Authorities approve the transfer of the Expiring Franchises to Parent without any change in (other than an extension to the franchise term of such Expiring Franchises), or imposition of any adverse condition to, the terms and provisions of such Expiring Franchises as in effect on the date of this Agreement, or (B) cause the Company Entities, in cooperation with Parent, to renew such Expiring Franchises for an additional term beyond their respective current expiration dates on terms and conditions not materially less favorable to the franchisee in the aggregate.

         Section 5.7 Interim Financial Statements. The Company shall deliver to Parent (i) unaudited monthly operating statements of each of the Company Entities and month-end billing reports and month-end subscriber reports prepared by the Company or any other Company Entity in the ordinary course of its business (the "Monthly Statements") within 45 days after the end of each fiscal month, (ii) unaudited quarterly consolidated and consolidating financial statements for the Company within 60 days after the end of each fiscal quarter (other than the fiscal quarter ending October 31) and (iii) audited annual consolidated and consolidating financial statements for the Company within 120 days after the end of any fiscal year (and the Company shall use commercially reasonable efforts to deliver such annual financial statements within 75 days after the end of such fiscal year), for each fiscal month, quarter and year ending between the date of this Agreement and the Closing Date and any other similar regularly prepared materials that Parent may reasonably request. Except as may otherwise be noted therein, the Monthly Statements shall be prepared, and upon delivery of each Monthly Statement to Parent, the Company shall be deemed to represent and warrant to Parent that such Monthly Statement has been prepared in accordance with the books and records of the Company and the other Company Entities and in a manner consistent with the past practice of the relevant Company Entity.

         Section 5.8 Capital Expenditures. Notwithstanding anything in this Agreement to the contrary, from the date of this Agreement until Closing, the Company shall make capital
                                       39
expenditures, including, without limitation, for purposes of completing line extensions, placing conduit or cable in new developments and fulfilling installation requests, in such manner and in such amounts as are consistent in all material respects with the business plan for the business of each of the Company Entities for 1999, which shall be delivered by the Company to Parent within five Business Days after the date of this Agreement.

         Section 5.9 Affiliates of Parent and Company. Promptly after execution of this Agreement, each of the directors of the Company has executed an agreement to the effect set forth in this Section 5.9. Prior to the Effective Time, the Company shall deliver to Parent a letter identifying all other Persons who, to the knowledge of the Company, at the Effective Time, may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act or who may otherwise be deemed to be Affiliates of the Company (the "Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Parent on or prior to the 30th day prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit B, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Parent Class A Common Stock issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 under the Securities Act or an exemption from the registration requirements of the Securities Act.

         Section 5.10      Employee Benefits.

                  (a) For the period ending on the last day of the first calendar year beginning after the Effective Date, Parent shall or shall cause the Surviving Corporation to maintain employee benefit plans and arrangements that provide benefits, in the aggregate, on the same terms and subject to the same conditions as in effect under such Benefit Plan (not taking into account benefits under any Benefits Plans that are equity based). Notwithstanding the foregoing, Parent and the Surviving Corporation may elect to provide any matching employer contributions required under the terms of a cash or deferred arrangement intended to be qualified under Section 401(k) of the Code in the form of either Parent Class A Common Stock or cash.

                  (b) With respect to any employee benefit plans of Parent in which the employees of the Company Entities participate subsequent to the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees under any such employee benefit plan that is a welfare plan, as defined in Section 3(1) of ERISA in which such employees may be eligible to participate and (B) recognize all service of the employees of the Company Entities with any of the Company Entities for all purposes (excluding benefit accrual under any defined benefit pension plan and eligibility for benefits under any post-retirement medical plans) in any employee benefit plan of Parent in which such employees may be eligible to participate after the Effective Time, to the same extent taken into account under a comparable Company Benefit Plan immediately prior to the Effective Time.

         Section 5.11      Proxy Statement.

                  (a) As promptly as  practicable  after the  execution  of this
Agreement, the Company shall prepare and file with the SEC the proxy statement of the Company relating to the Company Shareholders' Meeting (together with any amendments thereto, the "Proxy Statement"), and Parent shall prepare and file with the SEC the registration statement on Form S-4 of Parent, in which the Proxy Statement will be included (together with any amendments thereto, the "Registration Statement"), in connection with the registration under the Securities Act of the Parent Class A Common Stock to be issued to the shareholders of the Company in connection with the Merger. Substantially contemporaneously with the filing of the definitive Proxy Statement with the SEC, copies of the definitive Proxy Statement shall be provided to the NYSE and Nasdaq. Parent shall each use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable. Parent or the Company, as the case may be, shall furnish all information concerning Parent or the Company as the other party may reasonably request in connection with such actions and preparation of the Proxy Statement. As promptly as practicable after the effective date of the Registration Statement, the Company shall cause the Proxy Statement and prospectus included in the Registration Statement (collectively, the "Proxy Materials") to be mailed to the shareholders of the Company. Parent and the Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of
(i) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the rules and regulations of the NYSE and Nasdaq, (iv) the DGCL and (v) the TBCA.

                  (b) The Proxy Statement shall include the unanimous and unconditional recommendation of the board of directors of the Company to the shareholders of the Company that they vote in favor of the adoption of this Agreement and the Merger, except as otherwise provided in Section 5.4(b) of this Agreement.

                  (c) No amendment or supplement to the Registration Statement or the Proxy Statement will be made without the approval of each of Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Parent Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC, the NYSE or Nasdaq for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                  (d) The information supplied by the Company for inclusion in the Registration Statement and included in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Materials (or any amendment thereof or supplement thereto) are first mailed to the shareholders of the Company, (iii) the time of the Company Shareholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any other Company Entity, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or Registration Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the DGCL, the TBCA, the Securities Act and the Exchange Act.

                  (e) The information supplied by Parent for inclusion in the Proxy Statement and included by Parent in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the shareholders of the Company, (iii) the time of the Company Shareholders' Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement or Registration Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form in all material respects with the applicable requirements of the DGCL, the TBCA, the Securities Act and the Exchange Act.

         Section 5.12 Other Parent Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent or restrict Parent and its Subsidiaries from engaging in any merger, acquisition, business combination or other transaction (whether or not Parent is the surviving corporation); provided that such merger, acquisition, business combination or other transaction would not (i) prevent, or delay beyond the Termination Date, the ability of Parent to consummate the Merger or (ii) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

         Section 5.13    Directors' and Officers' Indemnification and Insurance.

                  (a) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of any Company Entity (the "Indemnified Parties") to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's articles of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and the other Company Entities for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Parent shall also obtain and maintain directors' and officers' liability insurance coverage for the Indemnified Parties to the extent that it obtains and maintains any such coverage for its officers and directors.

                  (b) This Section 5.13 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Merger Sub and the Surviving Corporation.

         Section 5.14   Registration and Listing of Parent Class A Common Stock.

                  (a) Parent will use all reasonable best efforts to register the Parent Class A Common Stock to be issued pursuant to this Agreement under the applicable provisions of the Securities Act.

                  (b) Parent will use all reasonable best efforts to cause the Parent Class A Common Stock to be issued pursuant to this Agreement to be listed for trading on the NYSE.

         Section 5.15 Rate and Programming Information. No later than five Business Days after the date of this Agreement, the Company shall deliver to Parent (i) copies of each of the Company Entities' rate structures as of the date of this Agreement and (ii) listings of all of the programming (by tier) offered to subscribers or customers of each of the Company Entities as of the date of this Agreement.

         Section 5.16 Classic Cable Division. Parent acknowledges that it is Parent's current intention (a) to operate the Surviving Corporation as a stand-alone division of Parent, with its headquarters in Tyler, Texas, which would own, operate and maintain Classic Cable television systems and (b) that the President of the Surviving Corporation shall report directly to the President and Chief Executive Officer of Parent.

         Section 5.17 Warrant. The Company shall use reasonable best efforts to cause the Warrant to be exercised in full prior to the Effective Time.

         Section 5.18 Donrey Waiver. The Company shall use its reasonable efforts to obtain from DR Partners, a Nevada general partnership, a waiver and release of all of its rights, powers and privileges pursuant to Section 3.4(c) of the Amended and Restated General Partnership Agreement dated as of April 11, 1996 by and between DR Partners and TAL Financial Corporation in connection with the execution, delivery and performance of this Agreement.

                                   ARTICLE SIX

               CONDITIONS OF PARENT'S AND MERGER SUB'S OBLIGATIONS

         Section 6.1 In General. The obligations of Parent and Merger Sub to complete the transactions provided for in this Agreement are subject to all of the conditions set forth below in this Article Six, any of which may be waived in writing by Parent and Merger Sub.

         Section 6.2 Receipt of Consents. All of the License Consents, Franchise Consents and waivers of all Purchase Rights shall have been obtained, made and delivered to Parent and shall be Final (in the case of any consent or waiver from a Governmental Authority) and in full force and effect as of the Closing with, as a result of obtaining any Franchise Consent, no change having been made in the terms of any Franchise except as provided in
Section 5.6(b). Notwithstanding the foregoing, (i) the License Consents (other than with respect to CARS licenses) shall be deemed to have been obtained as required above in this Section 6.2 if the FCC, on or prior to the Closing Date, grants "special temporary authority" or "conditional authority" to Parent to use the same or, in the case of business radio licenses, so long as a temporary authorization or conditional authorization is available to Parent under FCC rules and Parent reasonably expects that the FCC's consent can be obtained within 120 days after Closing, and (ii) the Franchise Consents shall be deemed to be obtained in the event all Franchise Consents are obtained except with respect to Franchises that, in the aggregate, exclusive of Franchises for which no Franchise Consent is required, serve less than ten percent (10%) of all Basic Subscribers of the Cable Systems in the aggregate.

         Section 6.3 Performance by Company. The Company shall have performed in all material respects all of its agreements and covenants under this Agreement (including, but not limited to, making, or standing willing and able to make, the deliveries and taking, or standing willing and able to take, the actions required by Section 8.2, but excluding the covenants and agreements set forth in
Section 5.2(b)(vii)) to the extent such are required to be performed at or prior to the Closing.

         Section 6.4 Truth of Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement (i) if specifically qualified by materiality, shall be true and complete as so qualified, and (ii) if not qualified by materiality, shall be true and complete in all material respects, in each such case, on and as of the date hereof and as of the Closing Date, with the same effect as if then made, except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date, and except as any such representation or warranty may be affected by specific transactions or occurrences contemplated in or permitted by this Agreement or any Related Agreement. The foregoing notwithstanding, the Closing condition set forth above in this Section 6.4 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and complete in all material respects, if not qualified by materiality, and true and complete as so qualified, if qualified by materiality, shall individually or in the aggregate constitute a Company Material Adverse Effect or that would have a material adverse effect on the ability of the Company to consummate the transactions hereunder; provided, however, that the representations and warranties set forth in Section 3.2(b) and Section 3.24 shall be true and complete in all respects.

         Section 6.5 Absence of Proceedings. All waiting periods required under the HSR Act shall have expired or otherwise terminated prior to the Closing; no Governmental Authority (including, without limitation, any federal or state court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgement, injunction or other order (whether temporary, preliminary or permanent), in any case that is in effect and that prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; and no judgment or order shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority on or prior to the Closing, that has or would have if successful a Company Material Adverse Effect or a Parent

Material   Adverse  Effect  or  that  would  prevent  the  consummation  of  the transactions contemplated by this Agreement in the manner provided in this Agreement.

         Section 6.6 Tax Opinion. Parent shall have received an opinion from Parent's tax counsel to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

         Section 6.7 Shareholder Approval. The Company Shareholders' Approval shall have been obtained in accordance with applicable Legal Requirements and the articles of incorporation and bylaws of the Company and the provisions of
Section 5.4 hereof.

         Section 6.8 Registration Statement. The Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

                                  ARTICLE SEVEN

                       CONDITIONS OF COMPANY'S OBLIGATIONS

         Section 7.1 In General. The obligations of the Company to complete the transactions provided for in this Agreement are subject to all of the conditions set forth below in this Article Seven, any of which may be waived in writing by the Company.

         Section 7.2 Performance by Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all of their respective agreements and covenants under this Agreement (including, but not limited to, making, or standing willing and able to make, the deliveries and taking, or standing willing and able to take, the actions required by Section 8.3, but excluding the covenants and agreements set forth in Section 5.1(b)) to the extent such are required to be performed at or prior to the Closing.

         Section 7.3 Truth of Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (i) if specifically qualified by materiality, shall be true and complete as so qualified, and (ii) if not qualified by materiality, shall be true and complete in all material respects, in each such case, on and as of the date hereof and as of the Closing Date, with the same effect as if then made, except where any such representation or warranty is as of a specific earlier date in which event it shall remain true and correct (as qualified) as of such earlier date, and except as any such representation or warranty may be affected by specific transactions or occurrences contemplated in or permitted by this Agreement or any Related Agreement. The foregoing notwithstanding, the Closing condition set forth above in this Section 7.4 shall be deemed satisfied unless the failure of such representations and warranties to be so true and complete in all material respects, if not qualified by materiality, and true and complete as so qualified, if qualified by materiality, shall individually or in the aggregate constitute a Parent

Material Adverse Effect or that would have a material adverse effect on the ability of the Company to consummate the transactions hereunder.

         Section 7.4 Absence of Proceedings. All waiting periods required under the HSR Act shall have expired or otherwise terminated prior to the Closing; no Governmental Authority (including, without limitation, any federal or state court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgement, injunction or other order (whether temporary, preliminary or permanent), in any case that is in effect and that prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; and no judgment or order shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority on or prior to the Closing that has or would have if successful a Company Material Adverse Effect, a Parent Material Adverse Effect or that would prevent the consummation of the transactions contemplated by this Agreement in the manner provided in this Agreement.

         Section 7.5 Tax Opinion. The Company shall have received an opinion from the Company's tax counsel dated as of the Effective Date to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

         Section 7.6 Shareholder Approval. The Company Shareholders' Approval shall have been obtained in accordance with applicable Legal Requirements and the articles of incorporation and bylaws of the Company and the provisions of
Section 5.4 hereof.

         Section 7.7 Registration Statement. The Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

         Section 7.8 Listing of Parent Class A Common Stock on NYSE. The shares of Parent Class A Common Stock required to be issued hereunder shall have been approved for listing on the NYSE, subject only to official notice of issuance.

         Section 7.9 Exchange Fund. Parent shall have delivered to the Exchange Agent the Exchange Fund as provided in Section 2.5(a).

                                  ARTICLE EIGHT

                                     CLOSING

         Section 8.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dow, Lohnes & Albertson, PLLC, One Ravinia Drive, Suite 1600, Atlanta, Georgia 30346, at 10:00 a.m., local time, on the date specified by Parent by notice to the Company, which specified date shall be no later than five Business Days after (i) the

Franchise Consents and the License Consents have been obtained, waived or deemed obtained in accordance with Section 6.2, (ii) the applicable waiting periods required under the HSR Act have expired or otherwise terminated, and (iii) the Company Shareholders' Approval has been obtained (in any event, the "Closing Date"), unless otherwise provided by the mutual agreement, in writing, of the Company, Parent and Merger Sub, and in no event later than the first anniversary of the date hereof (the "Termination Date").

         Section 8.2 Deliveries and Actions by Company. The Company shall deliver to Parent the following items, and the Company shall take the following actions, at the Closing.

                  (a) Consents. The Company shall deliver to Parent at Closing originals of the License Consents, Franchise Consents and waivers of all Purchase Rights, other than (i) those License Consents and Franchise Consents deemed received in accordance with Section 6.2 and (ii) those which the parties have waived as conditions to Closing in accordance with Article Six and Article Seven.

                  (b) Articles of Incorporation, Certified Bylaws and Certificates of Existence and Good Standing for the Company Entities. The Company shall deliver to Parent at Closing (i) copies of the articles of incorporation or other applicable governing instruments, and all amendments thereto, of each of the Company Entities certified within five Business Days prior to Closing by the Secretary of State of the State in which such entity is incorporated, (ii) copies of the bylaws or other applicable governing instruments of each of the Company Entities certified by the respective Secretary or Assistant Secretary of each such Company Entity as being correct, complete and in full force and effect on the Closing Date, and (iii) certificates of existence and good standing for each of the Company Entities dated within five Business Days of the Closing Date issued by the Secretary of State of the State in which each such entity is incorporated.

                  (c) Company's Closing Certificate. The Company shall deliver to Parent at Closing a certificate of an executive officer of the Company certifying, without personal liability (i) as to the incumbency and signatures of the officers of the Company who executed this Agreement and the Company's Related Agreements on behalf of the Company, (ii) as to the adoption of resolutions of the board of directors of the Company being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement and the Company's Related Agreements, and (B) the performance of the obligations of the Company hereunder and thereunder, (iii) as to the Company's bylaws and all amendments thereto as being correct, complete and in full force and effect on the Closing Date, and (iv) that the conditions to Parent's obligations to consummate the transactions contemplated by this Agreement set forth in Sections
6.3 and 6.4 have been satisfied.

         Section 8.3 Deliveries by Parent. Parent shall deliver the following items, and Parent shall take the following actions, at the Closing.

                  (a) Certificates of Existence, Good Standing and Qualification. Parent shall deliver to the Company at Closing a certified copy of the certificates of incorporation and certificates of existence and good standing with respect to Parent and Merger Sub, dated within five Business Days of the Closing Date, issued by the Secretary of State of Delaware.

                  (b) Parent's Closing Certificate. Parent shall deliver to the Company at Closing a certificate of an executive officer of Parent certifying without personal liability (i) as to the incumbency and signatures of the officers of Parent who execute this Agreement and Parent's Related Agreements on behalf of Parent, (ii) as to the adoption of resolutions of the board of directors of Parent being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing
(A) the execution and delivery of this Agreement and Parent's Related Agreements, and (B) the performance of the obligations of Parent hereunder and thereunder, (iii) as to Parent's bylaws and all amendments thereto as being correct, complete and in full force and effect on the Closing Date, and (iv) that the conditions to the Company's obligations to consummate the transactions contemplated by this Agreement set forth in Sections 7.2 and 7.3 with respect to Parent have been satisfied.

                  (c) Merger Sub's Closing Certificate. Merger Sub shall deliver to the Company at Closing a certificate of an executive officer of Merger Sub certifying without personal liability (i) as to the incumbency and signatures of the officers of Merger Sub who execute this Agreement and Merger Sub's Related Agreements on behalf of Merger Sub, (ii) as to the adoption of resolutions of the board of directors of Merger Sub being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing
Date), authorizing (A) the execution and delivery of this Agreement and Merger Sub's Related Agreements, and (B) the performance of the obligations of Merger Sub hereunder and thereunder, (iii) as to Merger Sub's bylaws and all amendments thereto as being correct, complete and in full force and effect on the Closing Date, and (iv) that the conditions to the Company's obligations to consummate the transactions contemplated by this Agreement set forth in Sections 7.2 and
7.3 with respect to Merger Sub have been satisfied.

         Section 8.4 Waiver of Conditions. Any party may waive in writing any or all of the conditions to its obligations under this Agreement, and the written waiver of any such condition will constitute a waiver by such party of all rights or remedies that such party may have or have had against the non-waiving party regarding the specific subject matter of the condition so waived, except that no such waiver of a condition will constitute a waiver by the waiving party of any of its rights or remedies, at law or in equity, at the time such condition is waived, as to the non-waiving party's breach of any representation, warranty or covenant under this Agreement which has not been waived by the waiving party.

                                  ARTICLE NINE

                                   TERMINATION

         Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

                  (a)     by mutual written agreement of the Company and Parent;

                  (b)      by either the Company or Parent, if:

                           (i) the Merger has not been consummated on or before the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the Termination Date;

                           (ii) (A) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or other Governmental Authority having competent jurisdiction enjoining the Company and Parent from consummating the Merger is entered, and such judgment, injunction, order or decree shall have become Final; or

                           (iii) the Company Shareholders' Approval shall not have been obtained at the Company Shareholders' Meeting (or any adjournment or postponement thereof);

                  (c)      by Parent if:

                           (i) the board of directors of the Company shall withdraw, or shall have modified in a manner adverse to Parent, its approval or recommendation of this Agreement, or shall have failed to call the Company Shareholders' Meeting in accordance with Section 5.4(a) (or the board of directors of the Company resolves to do any of the foregoing);

                           (ii) The Company shall have breached in any material respect any of its obligations under Section 5.4(b) or Section 5.5; or

                           (iii) a breach of any representation, warranty, covenant or agreement (other than those contained in Section 5.4(b) or Section 5.5) on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in
         Section 6.3 or Section 6.4 not to be satisfied, and such condition shall be incapable of being satisfied by the Termination Date; or

                  (d)      by the Company if:

                           (i) a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause the conditions set forth in
         Section 7.2 or Section 7.3 not to be satisfied, and such condition shall be incapable of being satisfied by the Termination Date;

                           (ii) (A) the board of directors of the Company authorizes the Company, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (which version shall be updated on a current basis); (B) Parent does not make, within five days (or, in the case of any update of such version with respect to a given Third Party, other than the initial notification, three days) of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the shareholders of the Company as the Superior Proposal; (C) the Company prior to such termination pursuant to this clause (ii) pays to Parent in immediately available funds the fees required to be paid pursuant to
         Section 9.3(c); (D) such termination takes place no later than the last day of the Initial Period (as it may be extended under Section 5.5(b)); and (E) the Company shall have complied with Section 5.5 in all material respects. The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

                           (iii) the Ten Day Parent Weighted Average Stock Price is below $69.00 ($34.50 after the consummation of the Stock Split).

                  The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give notice of such termination to the other party.

         Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, except that (a) the agreements contained in this Section 9.2 and in Section 9.3 of this Agreement shall survive the termination hereof, and (b) no such termination shall relieve any party of any liability or damages resulting from any willful breach by such party of this Agreement.

         Section 9.3       Fees and Expenses.

                  (a) Except as otherwise provided in this Section 9.3, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense whether or not the Merger is consummated.

                  (b) If this Agreement is terminated pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii) the Company shall pay to Parent a termination fee of Ninety-Two Million Five Hundred Thousand Dollars ($92,500,000.00) in cash (the "Termination Fee").

                  (c) If this Agreement is terminated pursuant to Section 9.1(d)(ii), the Company shall pay to Parent the Termination Fee.

                  (d) If (A) this Agreement is terminated pursuant to Section 9.1(b)(iii), (B) prior to the Company Shareholders' Meeting, an Acquisition Proposal is made by any Person (other than Parent or an Affiliate of Parent) and not withdrawn prior to such meeting and (C) within nine months of the Company Shareholders' Meeting, either (1) the Company or any other Company Entity enters into an agreement with any Person (other than Parent or an Affiliate of Parent) with respect to an

Acquisition Proposal which provides for (x) transfer or issuance of securities representing more than 50% of the equity or voting interests in the Company, (y) a merger, consolidation, recapitalization or another transaction resulting in the issuance of cash or securities of any Person (other than a reincorporation or a holding company merger that results in the Company's shareholders owning all of the equity interests in the surviving corporation) to the Company's shareholders in exchange for more than 50% of the equity or voting interests in the Company, or (z) transfer of assets, securities or ownership interests representing more than 50% of the consolidated assets or earning power of the Company, or (2) any Person (other than Parent or an Affiliate of Parent) commences a tender offer that results in the acquisition by the Person making the tender offer of a majority of the Company Common Stock, then the Company shall pay to Parent the Termination Fee.

                  (e)  Any  payment  of the  Termination  Fee  pursuant  to this
Section 9.3 shall be paid immediately prior to the termination of this Agreement, except that any payment of the Termination Fee pursuant to Section 9.3(d) shall be paid within one (1) Business Day of the Company or any other Company Entity entering into an agreement contemplated by Section 9.3(d)(C)(1) or within one (1) Business Day of the acquisition by the Person making the tender offer of a majority of the Company Common Stock contemplated by Section 9.3(d)(C)(2). Any payment of the Termination Fee shall be made by wire transfer of immediately available funds. If one party fails to pay to the other promptly the Termination Fee, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the prosecution of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of The Bank of New York in New York City from the date such fee was required to be paid to the date it is paid.

                                   ARTICLE TEN

                                PUBLIC STATEMENTS

         Section 10.1 Public Statement and Press Releases. Neither the Company on the one hand, nor Parent or Merger Sub, on the other hand, without the prior written consent of the other, or except as required by law in the judgment of outside legal counsel for such party or legal process, shall make any press release or other public statement concerning this Agreement or the transactions contemplated by this Agreement; provided, however, that nothing in this Section
10.1 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system. Parent and Merger Sub each agrees that the discussion (to the extent permitted under applicable securities laws) of the transactions contemplated hereby by the Company with the Company Entities' lenders, the Company Entities' Affiliates (and their respective directors, officers, employees, partners and stockholders), the Company's counsel or other professional advisors, and any Person whose consent or waiver may be necessary or desirable in order to consummate the transactions contemplated hereby, shall not be deemed to be "intended for" or to "result in public dissemination," for the purposes of the foregoing sentence. The Company agrees that the discussion (to the extent required under applicable securities laws) of the transactions contemplated hereby by Parent with Parent's lenders and stockholders, Parent's Affiliates (and their respective directors, officers, employees, partners and stockholders), Parent's counsel or other professional advisors, and any Person whose consent or waiver may be necessary or desirable in order to consummate the transactions contemplated hereby shall not be deemed to be "intended for" or to "result in public dissemination," for the purposes of this Section 10.1.

         Section 10.2 Injunctive Relief and Survival. The parties to this Agreement expressly agree that, in addition to any other right or remedy the others may have, such other party may seek and obtain specific performance of the covenants and agreements set forth in or made pursuant to Section 10.1 above and temporary and permanent injunctive relief to prevent any breach or violation thereof, and that no bond or other security may be required from such other party in connection therewith. This Article Ten will survive the termination of this Agreement.

                                 ARTICLE ELEVEN

                                  MISCELLANEOUS

         Section 11.1 Amendments; Waivers. This Agreement may only be amended pursuant to a written agreement executed by all the parties to this Agreement, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party to this Agreement sought to be charged with such waiver or consent; provided, however, that after adoption of this Agreement by the shareholders of the Company, no amendment or waiver of this Agreement shall be effective that requires the approval of the shareholders of the Company unless the required approval is obtained. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

         Section 11.2 Entire Agreement. This Agreement, the Related Agreements, the Voting Agreement, the Confidentiality Agreement and the Exhibits and Schedules to this Agreement set forth the entire understanding of the parties and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter of this Agreement. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement, the Related Agreements, the Voting Agreement or Schedules or Exhibits to this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.

         Section 11.3 Binding Effect: Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party to this Agreement may assign its rights or delegate its obligations under this Agreement to any other Person without the express prior written consent of the other parties hereto. Any such assignment or transfer made without the prior written consent of the other parties hereto shall be null and void.

         Section 11.4 Construction: Counterparts. The Article, Section and paragraph headings of this Agreement are for convenience of reference only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the parties. To facilitate execution, this Agreement may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto or thereto be contained on any one counterpart hereof or thereof. Additionally, the parties hereto agree that for purposes of facilitating the execution of this Agreement, (i) the signature pages taken from separate individually executed counterparts of this Agreement may be combined to form multiple fully executed counterparts and (ii) a facsimile transmission shall be deemed to be an original signature. All executed counterparts of this Agreement shall be deemed to be originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same Agreement.

         Section 11.5 Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person or sent by overnight delivery, telecopy or enclosed in a properly sealed envelope, certified or registered mail (postage and certification or registration prepaid) and addressed to the parties as follows:

         If to Parent or Merger Sub:         Cox Communications, Inc.
                                             1400 Lake Hearn Drive, N.E.
                                             Atlanta, Georgia  30319
                                             Attention: Mr. John M. Dyer
                                             Telephone: (404) 843-5817
                                             Telecopier: (404) 843-5939

         With copies (which shall not
         constitute notice) to:              Cox Communications, Inc.
                                             1400 Lake Hearn Drive, N.E.
                                             Atlanta, Georgia  30319
                                             Attention: Legal Department
                                             Telephone: (404) 843-5000
                                             Telecopier: (404) 843-5845

                                             and

                                             Dow, Lohnes & Albertson, PLLC
                                             1200 New Hampshire Avenue
                                             Suite 800
                                             Washington, DC 20036
                                             Attention: Stuart A. Sheldon, Esq.
                                             Telephone: (202) 776-2527
                                             Telecopier: (202) 776-2222

         If to the Company:                  TCA Cable TV, Inc.
                                             3015 SSE Loop 323
                                             Tyler, Texas  75701
                                             Attention: Mr. Fred R. Nichols
                                             Telephone: (903) 595-3701
                                             Telecopier: (903) 596-9008

         With a copy (which shall not
         constitute notice) to:              TCA Cable TV, Inc.
                                             3015 SSE Loop 323
                                             Tyler, Texas  757
                                             Attention: Jeffrey W. Brown, Esq.
                                             Telephone: (903) 595-3701
                                             Telecopier: (903) 596-9008

         Any such notice will be deemed to be given when received, if personally delivered, sent by overnight delivery or sent by telecopy (during the recipient's normal business hours), and, if mailed, five days after deposit in the United States mail, properly addressed, with proper postage affixed. Any party may change its address for purposes of notice by giving notice in accordance with the provisions of this Section 11.5.

         Section 11.6 Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles of such State, except that the effects of the Merger under the laws of the State of Texas shall be governed by the TBCA. Any suit brought with respect to this Agreement, whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in Delaware, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner authorized by Delaware law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

         Section 11.7 Further Actions. At any time and from time to time after the Closing, each party hereto shall, at its own expense (except as otherwise provided herein), take such actions and execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         Section 11.8 Gender, Tense, Etc. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

         Section 11.9 Severability. If any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect and, to the extent required, shall be modified to preserve their validity.

         Section 11.10 No Third-Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties and their respective successors and permitted assigns and other than as provided in
Section 5.13 of this Agreement, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party, nor shall any provisions give any third Persons any right or subrogation over or action against any party.

         Section 11.11 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those representations and warranties contained in the Voting Agreement, which shall survive in accordance with the terms thereof. This Section 11.11 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 11.12 Enforcement. The Company and Parent agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any and all breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or equity.

                         [Signatures on following page]

         EXECUTED as of the date first above written.

                                             COX COMMUNICATIONS, INC.


                                             By: /s/ John M. Dyer
                                             Name:   John M. Dyer
                                             Title:  Vice President, Mergers
                                                     and Acquisitions


                                             COX CLASSIC CABLE, INC.


                                             By: /s/ John M. Dyer
                                             Name:   John M. Dyer
                                             Title:  Vice President


                                             TCA CABLE TV, INC.


                                             By: /s/ Fred R.Nichols
                                             Name:   Fred R. Nichols
                                             Title:  Chairman, Chief Executive
                                                     Officer and President

                                    EXHIBIT A

                                   Definitions

         "Acquisition Proposal" means any offer or proposal for, or any indication of interest in (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving the Company or any other Company Entity or (ii) the acquisition, directly or indirectly, of (A) an equity interest representing 15% or more of the voting securities of the Company or any other Company Entity or (B) assets, securities or ownership interests representing an amount equal to 15% or more of the consolidated assets or earning power of the Company, other than the transactions contemplated by this Agreement or permitted pursuant to Section 5.2 hereof.

         "Advisor" and "Advisor Agreement" are defined in Section 3.11.

         "Affiliates" means any Person directly or indirectly controlling, controlled by, or under common control with, the Person with respect to whom the term "Affiliate" is used. Notwithstanding the foregoing a Person shall be deemed an "Affiliate" of a Person with respect to whom the term "Affiliate" is used if 10% or more of the voting securities of such Person is owned, directly or indirectly, by the Person with respect to whom the term "Affiliate" is used.

         "Agreement" means this Agreement and Plan of Merger among Parent, Merger Sub and the Company, and all the Exhibits and Schedules hereto, as amended from time to time.

         "All Cash Amount" is defined in Section 2.2(c).

         "All Cash Election"  is defined in Section 2.2(e).

         "All Stock Amount"  is defined in Section 2.2(c).

         "All Stock Election" is defined in Section 2.2(e).

         "Assets" shall mean all of the Company Entities' properties, assets, privileges, rights, interests, claims and good will, real and personal, tangible and intangible, of every type and description, including any Company Entity's leasehold interests in leased property (but excepting any assets disposed of by the Company Entities prior to the Closing in the ordinary course of business and not in violation of this Agreement), which are used or held for use in connection with the operation of the Cable Systems and the business of the Company Entities, now in existence or hereafter acquired by the Company Entities prior to the Closing, including, without limitation, those assets described in
Section 3.7.

         "Basic Subscribers" means the sum of (i) the number of all active subscribers to the Cable Systems receiving the lowest level of television service that may be subscribed to by such subscribers, who are billed for such service at a monthly rate equal to the published residential rate card rate, plus (ii) the number of Equivalent Basic Subscribers, in each case determined as of the most recent end-of-month billing cycle cut-off and reporting date.

         "Benefit Plans" means any retirement, incentive or welfare plans or arrangements or any other employee benefit plans, including, but not limited to, employee benefit plans defined in Section 3(3) of ERISA, to which any Company Entity or any Affiliate of any Company Entity contributes or which any Company Entity or any Affiliate of any Company Entity sponsors, maintains or otherwise is bound for the benefit of current and former employees of the Company Entities and any other plan or compensation arrangement, whether written or unwritten, that provides to employees, former employees, officers, directors and shareholders of the Company Entities any compensation or other benefits, whether deferred or not, including, without limitation, any bonus or incentive plan, stock rights plan, stay bonuses arrangement, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banking institutions in the cities of Atlanta, Georgia or New York, New York are authorized or obligated by law or executive order to be closed.

         "Cable Systems" means the cable television systems owned and operated by the Company Entities, all of which are set forth on Exhibit D, together with a list of the communities served by each Cable System.

         "Cash Fraction"  is defined in Section 2.2(g)(ii)(A)(2).

         "Certificate of Merger" is defined in Section 2.1(b).

         "Certificate" is defined in Section 2.2(e).

         "Closing" is defined in Section 8.1.

         "Closing Date" is defined in Section 8.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Communications Act" means the Communications Act of 1934, as amended.

         "Company" is defined in the first paragraph of this Agreement.

         "Company Balance Sheet" means the consolidated balance sheet of the Company and its consolidated Subsidiaries as of October 31, 1998 and the footnotes thereto set forth in the Company SEC Reports.

         "Company Common Stock" means the Common Stock, par value $.01 per share, of the Company.

         "Company Entities" means the Company and the Subsidiaries of the Company, all of which are listed on Schedule 3.2 (a).

         "Company Material Adverse Effect" means a material adverse change in the financial condition or financial results of operations of the Company Entities, taken as a whole, other than any change (i) arising out of matters of a general economic nature or matters affecting the cable television industry generally, including, without limitation, (A) competition arising from new or existing technology or caused by or arising from other multiple channel distribution services or systems and from (B) litigation, legislation, rule making or regulations or (ii) resulting directly or primarily from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement.

         "Company Rights Agreement" means the Rights Agreement, dated as of January 15, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

         "Company SEC Reports" is defined in Section 3.4(a).

         "Company Shareholders' Approval" is defined in Section 3.24.

         "Company Shareholders' Meeting" is defined in Section 5.4(a).

         "Computer Systems" is defined in Section 3.25.

         "Copyright Act" is defined in Section 3.12(a).

         "Confidentiality Agreement" is defined in Section 5.5(a)(iv).

         "Consideration" is defined in Section 2.2(c).

         "Contracts" means each lease, contract, agreement or instrument to which any of the Company Entities is a party or to or by which any of the Company Entities is subject or bound as the date hereof.

         "Daily Closing Stock Price" means, with respect to any NYSE trading day, the amount obtained by multiplying the trading volume of the Parent Class A Common Stock on the NYSE for such day by the closing sales price, regular way (or, if there is no such closing sales price of the Parent Class A Common Stock on such day, the last bid price of the Parent Class A Common Stock on such day.)

         "DGCL" means the Delaware General Corporation Law.

         "Director Options" is defined in Section 2.6(a).

         "Directors Plan" is defined in Section 2.6(a).

         "Dissenting Shares" is defined in Section 2.4.

         "DOJ" means the Department of Justice.

         "Effective Date" is defined in Section 2.1(b).

         "Effective Time" is defined in Section 2.1(b).

         "Election" is defined in Section 2.2(e).

         "Election Deadline" is defined in Section 2.2(j).

         "Environmental Laws" is defined in Section 3.15(d).

         "Environmental Permits" is defined in Section 3.15(d).

         "Equivalent Basic Subscribers" means subscribers to the Cable Systems receiving basic service under bulk billing arrangements which provide for pricing at a rate that is not equal to the published residential rate card rate, including, without limitation, multi-unit residential complexes, hospitals, commercial accounts, bars and taverns, but excluding hotels and motels. The number of Equivalent Basic Subscribers shall be determined by dividing (i) the monthly aggregate amount billed for basic and CPST cable television service as of the most recent end-of-month billing cycle cut-off immediately preceding the date such determination is to be made, by (ii) the published residential rate card rate in effect for basic and CPST cable television service, respectively, as of the date such determination is to be made.

         "ERISA" means the Employee Retirement Security Act of 1974, as amended.

         "Excess Shares" is defined in Section 2.3.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" is defined in Section 2.2(i).

         "Exchange Fund" is defined in Section 2.5(a).

         "Excluded Shares" is defined in Section 2.2(b).

         "Expiring Franchise" is defined in Section 5.6(b).

         "FAA" means the Federal Aviation Administration.

         "FCC" means the Federal Communications Commission.

         "Final" means action which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the Governmental Authority with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the Governmental Authority has expired.

         "Form of Election" is defined in Section 2.2(e).

         "Fractional Securities Fund" is defined in Section 2.3.

         "Franchise Consents" is defined in Section 3.3(a).

         "Franchises" is defined in Section 3.7(a)(i).

         "Franchising Authorities" means those Governmental Authorities issuing, and having jurisdiction over, the Franchises.

         "FTC" means the Federal Trade Commission.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

         "Governmental Authority" means any of the following: (a) the United States of America, (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), and (c) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

         "Guarantee of Delivery"  is defined in Section 2.2(j).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

         "HSR Reports" is defined in Section 5.3.

         "HSR Rules" means the rules and regulations promulgated under the HSR Act.

         "Indemnified Parties" is defined in Section 5.13(a).

         "Initial Period" is defined in Section 5.5(b).

         "Intellectual Property" is defined in Section 3.20.

         "Investment Interests" is defined in Section 3.2(c).

         "Legal Requirement" is any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including, but not limited to, judicial decisions applying common law or interpreting any other Legal Requirement.

         "License Consents" is defined in Section 3.3(a).

         "Liens" means any lien, security interest, adverse claim or other encumbrance of any nature whatsoever.

         "LTIP" is defined in Section 2.6(b).

         "Management Agreements" means all agreements, instruments, contracts and other understandings pursuant to which the Company or any other Company Entity manages the operations of the cable television systems (i) owned by Cable One, Inc. and serving areas in and around Livingston and Corrigan, Texas; (ii) owned by Telecable, Inc. and serving areas in and around Jonesboro, Arkansas;
(iii) owned in whole or in part by TCA Cable Partners and serving certain communities in Arkansas, California and Oklahoma; and (iv) owned in whole or in part by TCA Cable Partners II and serving certain communities in Texas, Louisiana and New Mexico.

         "Maximum Cash Amount"  is defined in Section 2.2(d).

         "Maximum Parent Shares"  is defined in Section 2.2(d).

         "Merger" is defined in the Background paragraphs of this Agreement.

         "Merger Sub" is defined in the first paragraph of this Agreement.

         "Monthly Statements" is defined in Section 5.7.

         "Multiemployer Plan" means a plan, as defined in ERISA Section 3(37), to which any Company Entity or any Affiliate of any Company Entity has contributed, is contributing or is required to contribute for the benefit of current and former employees of the Company Entities.

         "Nasdaq" means the Nasdaq National Market.

         "Non-Election" is defined in Section 2.2(e).

         "NYSE" means The New York Stock Exchange, Inc.

         "Option Plan" is defined in Section 2.6(b).

         "Parent" is defined in the first paragraph of this Agreement.

         "Parent Class A Common Stock" means the Class A Common Stock, par value $1.00 per share, of Parent.

         "Parent Material Adverse Effect" means a material adverse change in the financial condition or financial results of operations of Parent and its Subsidiaries, taken as a whole, other than any change (i) arising out of matters of a general economic nature or matters affecting the cable television, broadband distribution or programming industries generally, including, without limitation, (A) competition arising from new or existing technology or caused by or arising from other multiple channel distribution services or systems and (B) from litigation, legislation, rule making or regulations or (ii) resulting directly or primarily from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement.

         "Parent SEC Reports" is defined in Section 4.8(a).

         "Partnership Agreements" means (i) that certain Amended and Restated General Partnership Agreement of TCA Cable Partners dated as of April 11, 1996 and (ii) that certain General Partnership Agreement of TCA Cable Partners II dated as of November 13, 1997.

         "Permitted Liens" means (a) zoning restrictions, easements, rights-of-way or other restrictions on the use of the Real Property, provided that such liens and restrictions were incurred either prior to the time the Company Entities acquired an interest in the Real Property or in the ordinary course of the business of the Cable Systems and do not, individually, or in the aggregate, materially interfere with any Company Entity's operation of its respective business as currently operated; (b) pledges or deposits by a Company Entity under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which such Company Entity is a party, or deposits to secure public or statutory obligations of such Company Entity or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Company Entity is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred or made in the ordinary course of business; (c)
liens imposed by law, including carriers', warehousemen's, landlords' and mechanics' liens, in each case incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof; (d) liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof; and (e) liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of a Company Entity in the ordinary course of its business.

         "Permitted Stock Restrictions" means restrictions on transfer of shares of capital stock imposed by the Franchises and the Communications Act and the rules and regulations of the FCC thereunder and applicable securities or blue sky laws.

         "Person"  means  an  individual,   corporation,   partnership,  limited
liability company, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Preferred Election" is defined in Section 2.2(e).

         "Preferred Per Share Cash Amount" is defined in Section 2.2(c).

         "Preferred Per Share Stock Amount" is defined in Section 2.2(c).

         "Proxy Materials" is defined in Section 5.11(a).

         "Proxy Statement" is defined in Section 5.11(a).

         "Purchase Rights" is defined in Section 5.6(a).

         "Real Property" is defined in Section 3.14.

         "Registration Statement" is defined in Section 5.11(a).

         "Related Agreements" is defined in Sections 3.2(a) and 4.2.

         "Remaining Cash Amount" is defined in Section 2.2(f).

         "Remaining Parent Shares" is defined in Section 2.2(f).

         "Representative" is defined in Section 2.2(e).

         "Reverse Merger" is defined in Section 2.1(a).

         "Rule 145 Affiliates" is defined in Section 5.9.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Series A Preferred Stock" is defined in Section 3.2(b).

         "Standstill Agreement" is defined in Section 5.5(a)(iii).

         "Stock Fraction" is defined in Section 2.2(h)(ii)(A)(2).

         "Stock Split" means the two-for-one stock split of the Parent Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock approved by the board of directors of Parent on March 17, 1999.

         "Subsidiary" shall mean, as to any Person, any other Person of which at least 50% of the equity and voting interests are owned, directly or indirectly, by such first Person.

         "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal that the board of directors of the Company determines in good faith on the basis of the advice of a financial advisor and a legal advisor of nationally recognized reputation, and taking into account all the terms and conditions of the Acquisition Proposal, including, without limitation, the likelihood of consummation of such proposal, is more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the board of directors of the Company.

         "Surviving Corporation" means the surviving corporation of the Merger.

         "System Rights" is defined in Section 3.7(a)(i).

         "Taxes" is defined as all taxes, charges, fees, levies, charges, imposts, duties, withholdings or other assessments including, without limitation, income, withholding, capital, excise, employment, occupancy, property, ad valorem, sales, transfer, recording, documentary, registration, motor vehicle, franchise, use and gross receipts taxes, imposed by the United States or any state, county, local or foreign government or any subdivision thereof. Such terms shall also include any interest, penalties, fines or additions attributable to such assessments.

         "Tax Return" is defined as any return, report, information return or other document (including any related or supporting information, any schedule or attachment thereto, and any amendment thereof) filed or required to be filed with any federal, state or local taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

         "TBCA" means the Texas Business Corporation Act.

         "Ten Day Parent Weighted Average Stock Price" means the quotient of (a) the sum of the ten products determined by multiplying (i) the Daily Closing Stock Price for a share of Parent Class A Common Stock for each of the ten consecutive NYSE trading days ending on the second trading day prior to the Company Shareholders' Meeting by (ii) the number of shares of Parent Class A Common Stock traded on the NYSE on the day on which each such Daily Closing Stock Price occurred divided by (b) the aggregate number of shares of Parent Class A Common Stock traded on the NYSE during such ten trading day period.

         "Termination Date" is defined in Section 8.1.

         "Termination Fee" is defined in Section 9.3(b).

         "Third Party" is defined in Section 5.5(a)(iv).

         "Voting Agreement" means the Voting Agreement entered into concurrently with the execution of this Agreement by Parent, the Company and Fred R. Nichols, Darrell L. Campbell, Ben R. Fisch, M.D., A.W. Riter, Jr., A.W. Riter, III, Wayne
J. McKinney, Joanne McKinney, Randall K. Rogers, Melvin R. Jenschke, Louise H. Rogers, Russell B. Rogers, Rebecca Rogers Wangner, and Rogers Venture Enterprises, Inc., a Texas corporation.

         "Warrant" is defined in Section 3.2(b).

         "Year 2000 Compliant" is defined in Section 3.25.